UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOLD RIDGE RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	1000	45-2898817
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7582 Las Vegas Blvd. South, Suite 552
Las Vegas, NV 89123-1060
(702) 418-0055
 (Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

David Mough, President
Gold Ridge Resources, Inc.
7582 Las Vegas Blvd. South, Suite 552
Las Vegas, NV 89123-1060
 (702) 418-0055

 (Name, address, including zip code, and telephone number, including area code, of agents for service)

Copies of all communications to:
Fredrick C. Bauman Esq.,
Rosenfeld Bauman & Forbes
401 N. Buffalo Dr., #100
Las Vegas, NV 89145
(702) 386-8637

Aspen Asset Management Services, LLC.
6623 Las Vegas Blvd., South, Suite 255
Las Vegas, NV 89119
(702) 360-0652

Approximate Date of Commencement of Proposed Sale to Public:  As soon as practicable after the effective date of this Registration Statement

If any of the securities being registered on this Form as to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock	10,000,000	$0.01	$100,000	$13.64

(1)	The price was arbitrarily determined by the Company.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, dated November 6, 2012

PRELIMINARY PROSPECTUS
GOLD RIDGE RESOURCES, INC.
10,000,000 SHARES OF COMMON STOCK
$0.01 PER SHARE

This prospectus relates to the offering (the “Offering”) of up to 10,000,000 shares of common stock (the “Shares”) of GOLD RIDGE RESOURCES, INC.. (hereinafter referred to as “GOLD RIDGE,” “we,” “our,” the “Company” or the “Registrant”), in a self-underwritten direct public offering, without any participation by underwriters or broker-dealers.  The Shares will be sold through the efforts of our officers and directors.  Our officers and directors will not receive any compensation for their  role in selling such Shares.  The offering price is $0.01 per share (the “Offering Price”).  The offering period will begin on the date the Company’s registration statement is declared effective (the “Effective Date”) by the Securities and Exchange Commission (the “SEC”).  The Company will offer the Shares on a best efforts basis, and there will be no minimum amount required to close the Offering.  All proceeds from sale of the Shares are non-refundable.  No arrangements have been made to place funds into escrow or any similar account. Upon receipt, offering proceeds will be deposited into our operating account and used to conduct our business and operations.  Prior to this Offering, there has been no public market for the common stock of the Company.

This is our initial public offering. Prior to this Offering there has been no public market for our common stock and we have not applied for listing or quotation on any public market.  After the Effective Date, we intend to seek a listing of our common stock on the OTC Bulletin Board (“OTCBB”), which is maintained by the Financial Industry Regulatory Authority, Inc. (“FINRA”).

BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 7.  THESE SHARES INVOLVE A HIGH DEGREE OF RISK, AND PROSPECTIVE PURCHASERS SHOULD BE PREPARED TO SUSTAIN THE LOSS OF THEIR ENTIRE INVESTMENT.  THERE IS CURRENTLY NO PUBLIC TRADING MARKET FOR THE SECURITIES.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this Prospectus. We have not authorized any person to provide you with any information about this Offering, the Company, or the Shares offered hereby that is different from the information included in this Prospectus. If anyone provides you with different information, you should not rely on it.

The Offering will commence promptly after the date of this prospectus and close no later than 180 days from the date of this prospectus.

The date of this prospectus is November 6, 2012 .

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus and may not contain all of the information you should consider before investing in the Shares.  You are urged to read this Prospectus in its entirety, including the information under “Risk Factors“, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

In this prospectus, ‘‘GOLD RIDGE,’’ ‘‘the Company,’’ ‘‘we,’’ ‘‘us,’’ and ‘‘our,’’ refer to Gold Ridge Resources, Inc., unless the context otherwise requires. Unless otherwise indicated, the term ‘‘fiscal year’’ refers to our fiscal year ending June 30. Unless otherwise indicated, the term ‘‘common stock’’ refers to shares of the Company’s common stock.

All dollar amounts are reported in U.S. dollars (USD)

Overview

This Prospectus relates to the offering of shares by the Company on a self-underwritten basis.  The Company proposes to raise $100,000 (the “Offering Amount”) through the sale of 10,000,000 shares of the common stock of the Company (each a “Share” and collectively the “Shares”) at the price of $0.01 per Share (the “Offering”) as more fully described in the “Plan of Distribution”.  No arrangements have been made to place funds into escrow or any similar account.  Upon receipt, offering proceeds will be deposited into our operating account and used to conduct our business and operations.

Investors should be aware that our independent auditors have issued an audit opinion which includes a statement expressing substantial doubt as to our ability to continue as a going concern. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next 12 months. Our auditor's opinion is based on our suffering initial losses, having limited operations, and having limited working capital. Our only other sources for cash at this time are investments by others in our Company or loans or capital advances by our officers and directors.  We need to raise approximately $60,000 to begin the first phase of exploration and cover our administrative costs.  We would need to raise additional funds to proceed beyond phase one exploration.  See “Risk Factors” beginning on page 7.

Potential investors should be aware that our President, Mr. Mough, an officer and director of the Company, presently owns 8,000,000 shares of common stock, which would represent 44.4 % of the issued and outstanding common shares of the Company if all our offered shares are sold.  All of these shares held by Mr. Mough are restricted shares. All 8,000,000 shares of common stock were purchased at a price of $0.001 per share representing a total cost of $8,000.

The Company

Gold Ridge Resources, Inc. was incorporated under the laws of the state of Nevada on July 15, 2010.  The Company’s principal offices are located at 7582 Las Vegas Blvd S., Suite 552, Las Vegas, NV 89123. Our telephone number there is (702) 418-0055.

The Company is a mining exploration stage company engaged in the acquisition and exploration of mineral properties. The Company has leased a property called The Dayton Claims.  The property consists of four (4) contiguous lode mining claims totaling approximately 80 acres in Lyon County, Nevada. The claims are within Township 16 North, Range 23 East, Mount Diablo Base and Meridian.

The property is centered at Latitude 390 15’ 44” North, Longitude 1190 29’ 45” West in Lyon County, Nevada USA. It is approximately 50 miles southeast of Reno, NV and 5.5 miles East of the town of Dayton. The claims are located at the northern edge of the Como Mining District.

We received our initial funding of $8,000 through the private sale of common stock to our president and director who purchased 8,000,000 shares of our common stock at $0.001 per share. Our financial statements from inception (July 15, 2010) through June 30, 2012 report a net loss of $8,954. Our independent auditor has issued an audit opinion which includes a statement expressing substantial doubt as to our ability to continue as a going concern.

The Property may not contain any mineral reserves and funds that we spend on exploration may be lost. Even if we complete our current exploration program and are successful in identifying a mineral deposit, we will be required to raise additional and substantial funds to bring our Claim to production.

The Terms of the Offering

Securities Being Offered	The Company is offering for sale up to 10,000,000 shares of common stock.

Offering Price	The Offering Price is $0.01 per Share. The Offering Price was determined arbitrarily by the Company.

Terms of the Offering	The Shares will be sold through the efforts of our officers and directors beginning on the date this registration statement is declared effective (the “Effective Date”) by the SEC.

Offering Period
The Shares may be sold following the Effective Date of the Company’s Registration Statement.  The Offering will commence promptly after the date of this prospectus and close no later than 180 days from the date of this prospectus. We may, in our sole and absolute discretion, terminate the Offering at any time for any reason whatsoever.

Minimum Number of Shares to be Sold in the Offering	None

Risk Factors	The securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See ‘‘Risk Factors’’ beginning on page 7.

Common Stock Issued And Outstanding Before Offering	8,000,000 shares of our common stock are issued and outstanding as of the date of this Prospectus.

Common Stock Issued And Outstanding After Offering	Upon completion of the Offering, we will have 18,000,000 shares of common stock issued and outstanding if we sell all of the Shares offered in this Offering.

Net Proceeds to Our Company	Assuming 10,000,000 shares are sold in this Offering, the estimated net proceeds will be $100,000. Offering expenses are estimated at $12,000, which will be paid from the proceeds of this Offering.

Use of Proceeds	The Company will use the net proceeds from the Offering substantially for general working capital and to begin exploration of the Property for potential development.

Dividend Policy	We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

Summary Financial Information

Balance Sheet Data	June
30, 2012
Cash and Cash Equivalents	$484
Total Current Assets	$484
Current Liabilities	$1,438
Total Stockholder’s Equity	$-954

Statement of Operations From Incorporation on July 15, 2010 To June 30, 2012

Revenue	$-
Net Loss	$8,954

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this Prospectus before deciding whether to invest in the Shares we are offering.  The risks described below are not the only ones we will face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our financial performance and business operations.  If any of these risks actually occur, our business and financial condition or results of operation may be materially adversely affected, the trading price of our common stock could decline and you may lose all or part of your investment.  We make various statements in this section which constitute “forward-looking” statements.

Risks Relating to Our Company

Our only mining property is one group of four mining claims, the feasibility of which has not been established as we have not completed exploration or other work necessary to determine if it is commercially feasible to develop the Property.

We are currently an exploration stage mining company. Our only mining asset is one group of four mining claims on the Property. The Property does not have any proven or probable reserves.  A “reserve,” as defined by the U. S. Securities and Exchange Commission (the “SEC”), is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. A reserve requires a feasibility study demonstrating with reasonable certainty that the deposit can be economically extracted and produced.  We have not carried out any feasibility study with regard to the Property. As a result, we currently have no reserves and there are no assurances that we will be able to prove that there are reserves on the Property.

We will require additional funds to continue operations beyond the first phase of exploration.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we will be an ongoing business for the next twelve months. As of the date of this Prospectus, we have not commenced operations.

We may not be able to sell all of the Shares included in this Offering.

We need to raise approximately $60,000 in this offering in order to commence phase one exploration of the Claims and cover initial administrative costs.  If we are unable to sell enough of the Shares included in this Offering, we may not be able to commence phase one exploration of the Claims, in which event we would need to raise additional funds to commence phase one exploration.  Exploration of the claim is the initial step we must take in order to determine whether further exploration and/or development is warranted.  If we are unable to proceed with phase one exploration, further exploration and/or development will likewise be delayed.

We may never find commercially viable reserves.

Mineral exploration and development involve a high degree of risk and few properties that are explored are ultimately developed into producing mines. We cannot assure you that any future mineral exploration and development activities will result in any discoveries of proven or probable reserves as defined by the SEC since such discoveries are remote.  Further, we cannot provide any assurance that, even if we discover commercial quantities of mineralization, a mineral property will be brought into commercial production.  Development of our mineral property will follow only upon obtaining sufficient funding and satisfactory exploration results.

We will require significant additional capital to continue our exploration activities, and, if warranted, to develop mining operations.

Exploration activities and, if warranted, development of the Property will involve significant expenditures.  We will be required to raise significantly additional capital in order to fully develop the Property for mining production assuming that economically viable reserves exist.  Specifically, the budget for the Phase 2 exploration program is estimated at $400,000.  Following this Offering, we will need additional funds if we determine to proceed with Phase 2 of our exploration program.  There is no assurance that the exploration will disclose potential for mineral development and no assurance that any such development would be financially productive.  Our ability to obtain additional necessary funding depends upon a number of factors, including, among others, the price of copper and other base metals and minerals which we are able to locate and mine, the status of the national and worldwide economy and the availability of funds in the capital markets.  If we are unable to obtain the required financing for these or other purposes, our exploration and any production activities would be delayed or indefinitely postponed, and this would likely, eventually, lead to failure of our Company.  Even if financing is available, it may be on terms that are not favorable to us, in which case, our ability to become profitable or to continue operating would be adversely affected.  If we are unable to raise funds to continue our exploration and feasibility work on the Property, or if commercially viable reserves are not present, the market value of our securities will likely decline, and our investors may lose some or all of their investment.

We have incurred loss since our incorporation and may never be profitable which raises substantial doubt about our ability to continue as a going concern.

Since the Company was incorporated July 15, 2010, we have been involved in organizational activities, have no operations and have incurred operating losses.  As we commence exploration activities on the Property, we expect to incur additional losses in the foreseeable future, and such losses may be significant.  To become profitable, we must be successful in raising capital to continue with our exploration activities, discover economically feasible mineralization deposits and establish reserves, successfully develop the Property and finally realize adequate prices on our minerals in the marketplace.  It could be years before we receive any revenues from copper and mineral production, if ever.  Thus, we may never be profitable.  Even if we do achieve profitability, we may not be able to sustain or increase profitability on a long-term basis.  These circumstances raise substantial doubt about our ability to continue as a going concern as described in note 1 of the notes to financial statements.    If we are unable to continue as a going concern, investors will likely lose all of their investments in the Company.

Because we have not yet commenced business operations, evaluating our business is difficult.

We were incorporated on July 15, 2010, and to date have been involved primarily in organizational activities. We have not earned revenues as of the date of this Prospectus and have incurred total losses of $8,954 from inception on July 15, 2010 to June 30, 2012.

Accordingly, you cannot evaluate our business or our future prospects due to our lack of operating history.  To date, our business development activities have consisted solely of organizational activities.  Potential investors should be aware of the difficulties normally encountered by exploration stage companies and the high rate of failure of such enterprises.  In addition, there is no guarantee that we will commence business operations.  Even if we do commence operations, at present, we do not know when.

Furthermore, prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues.  We therefore expect to incur significant losses into the foreseeable future.  We recognize that if we are unable to generate significant revenues from development of the Claim and any production of minerals from the Claim, we will not be able to earn profits or continue operations.

Very few mineral properties are ultimately developed into producing mines.

The business of exploration for minerals and mining involves a high degree of risk.  Few properties that are explored are ultimately developed into producing mines.  At present, the Claim has no known body of commercial mineralization.  Most exploration projects do not result in the discovery of commercially mineable deposits of mineralization.

Substantial expenditures are required for the Company to establish mineralization reserves through drilling, to develop metallurgical processes, to extract the metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining.

Although substantial benefits may be derived from the discovery of a major mineral deposit, we cannot assure you that the Company will discover minerals in sufficient quantities to justify commercial operations or that it can obtain the funds required for development on a timely basis.  The economics of developing precious and base metal mineral properties is affected by many factors including the cost of operations, variations in the grade of ore mined, fluctuations in metal markets, costs of processing equipment and other factors such as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection.

Fluctuating metal and mineral prices could negatively impact our business plan.

The potential for profitability of metal and mineral mining operations which we commence, if any, and the value of the Property will be directly related to the market price of the metals and minerals that we mine. Historically, metal and mineral prices have widely fluctuated and are influenced by a wide variety of factors, including inflation, currency fluctuations, regional and global demand and political and economic conditions. Fluctuations in the price of metal and minerals that we mine, if any, may have a significant influence on the market price of our common stock, and a prolonged decline in these prices will have a negative effect on our results of operations and financial condition.

Reclamation obligations on the Property and our mining operations, if any, could require significant additional expenditures.

We are responsible for the reclamation obligations related to any exploratory and mining activities located on the Property.  Since we have only begun exploration activities, we cannot estimate these costs at this time.  We may be required to file for a reclamation bond for any mining operations which we conduct, and the cost of such a bond will be significant.  We do not currently have an estimate of the total reclamation costs for mining operations on the Property.  The satisfaction of current and future bonding requirements and reclamation obligations will require a significant amount of capital. There is a risk that we will be unable to fund these additional bonding requirements, and further, that increases to our bonding requirements or excessive actual reclamation costs will negatively affect our financial position and results of operation.

Title to mineral properties can be uncertain, and we are at risk of loss of ownership of the Claim.

Our ability to explore and mine the Property depends on the validity of title to the Claim.  The Property consists of  four mining claims.  Unpatented mining claims are effectively only a lease from the government to extract minerals; thus an unpatented mining claim is subject to contest by third parties or the government.  These uncertainties relate to such things as the sufficiency of mineral discovery, proper posting and marking of boundaries, failure to meet statutory guidelines, assessment work and possible conflicts with other claims not determinable from descriptions of record.  Since a substantial portion of all mineral exploration, development and mining now occurs on unpatented mining claims, this uncertainty is inherent in the mining industry.  We have not obtained a title opinion on the Claim.  Thus, there may be challenges to the title to the Claim which, if successful, could impair future development and/or operations.

Our operations, if any, will be subject to environmental risks, which could expose us to significant liability and delay, suspension or termination of our operations.

Mining exploration and exploitation activities are subject to national, provincial and local laws, regulations and policies, including laws regulating the removal of natural resources from the ground and the discharge of materials into the environment.  These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation.  They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste.  Exploration and exploitation activities are also subject to national, provincial and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of exploration methods and equipment.

National and state agencies may initiate enforcement activities against our Company.   The agencies involved, generally, can levy significant fines per day of each violation, issue and enforce orders for clean-up and removal, and enjoin ongoing and future activities.  Our inability to reach acceptable agreements with agencies in question would have a material adverse effect on us and our ability to continue as a going concern.

Environmental and other legal standards imposed by national, provincial or local authorities are constantly evolving, and typically in a manner which will require stricter standards and enforcement, and increased fines and penalties for non-compliance.  Such changes may prevent us from conducting planned activities or increase our costs of doing so, which would have material adverse effects on our business.  Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us.  Additionally, we may be subject to liability for pollution or other environmental damages that we may not be able to or elect not to insure against due to prohibitive premium costs and other reasons.  Unknown environmental hazards may exist on the Property or upon properties that we may acquire in the future caused by previous owners or operators, or that may have occurred naturally.

Our industry is highly competitive, attractive mineral lands are scarce and we may not be able to obtain quality properties or recruit and retain qualified employees.

We compete with many companies in the mining industry, including large, established mining companies with capabilities, personnel and financial resources that far exceed our limited resources.  In addition, there is a limited supply of desirable mineral lands available for claim-staking, lease or acquisition in North America, and other areas where we may conduct exploration activities.  We are at a competitive disadvantage in acquiring mineral properties, since we compete with these larger individuals and companies, many of which have greater financial resources and larger technical staffs.  Likewise, our competition extends to locating and employing competent personnel and contractors to prospect, develop and operate mining properties.  Many of our competitors can offer attractive compensation packages that we may not be able to meet.  Such competition may result in our Company being unable not only to acquire desired properties, but to recruit or retain qualified employees or to acquire the capital necessary to fund our operation and advance our properties.  Our inability to compete with other companies for these resources would have a material adverse effect on our results of operation and business.

We depend on our Chief Executive Officer and the loss of this individual could adversely affect our business.

Our Company is completely dependent on David Mough, our President, Chief Executive Officer and Director. Mr. Mough has experience in and has made decisions with respect to exploration of mines and mineral production activity in his capacity as a qualified Mining Geologist. The loss of Mr. Mough‘s services and his knowledge of the Property and the industry would significantly and adversely affect our business.  We have no life insurance on the life of David Mough.

Because our President and Secretary have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Presently, our officers and directors, spend only a minimum number of hours per week of their business time providing their services to us. While they presently possess adequate time to attend to our interests, it is possible that the demands on them from their other obligations could increase with the result that they would no longer be able to devote sufficient time to the management of our business.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses that could materially and adversely affect our operations.

Mineral exploration and production activities are highly speculative activities and involve greater risk than many other businesses.  Many exploration programs do not result in the discovery of economically feasible mineralization.  Few properties that are explored are ultimately advanced to the stage of producing mines.  We are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties.  The primary risk related to exploration activities is that the exploration activity will reveal that there are no mineral deposits on the Property to warrant the commencement of production activities, in which case the expenses for the exploration activity will have been spent with no prospect of recovery.   Risks which we expect to experience in the production phase of our operations, if operations are warranted based upon the results of our exploration phase, include but are not limited to:

•	economically insufficient mineralized material

•	fluctuations in production costs that may make mining uneconomical

•	labor disputes

•	unanticipated variations in grade and other geologic problems

•	environmental hazards

•	water conditions

•	difficult surface or underground conditions

•	industrial accidents; personal injury, fire, flooding, cave-ins and landslides

•	metallurgical and other processing problems

•	mechanical and equipment performance problems; and

•	decreases in revenues and reserves due to lower gold and mineral prices

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures and production commencement dates. We currently have no insurance to guard against any of these risks. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a write-down of our investment in these interests. All of these factors may result in losses in relation to amounts spent which are not recoverable.

Our operations are subject to permitting requirements which could require us to delay, suspend or terminate our operations on our mining property.

Our operations, including our planned exploration activities on the Property, require permits from governmental agencies.  We may be unable to obtain these permits in a timely manner, on reasonable terms or at all.  If we cannot obtain or maintain the necessary permits, or if there is a delay in receiving these permits, our timetable and business plan for exploration of the Property will be adversely affected.

Mineral exploration involves a high degree of risk against which the Company is not currently insured.

Unusual or unexpected rock formations, formation pressures, fires, power outages, labor disruptions, flooding, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor are risks involved in the operation of mines and the conduct of exploration programs.  The Company has relied on and will continue to rely upon consultants and others for exploration expertise.

It is not always possible to fully insure against such risks, and the Company may decide not to take out insurance against such risks as a result of high premiums or other reasons.  Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of the Company’s shares. The Company does not currently maintain insurance relating to the Property.

Mining accidents or other material adverse events at our mining location may reduce our production levels.

If we commence mining operations on the Property, production may fall below estimated levels as a result of mining accidents, such as a pit wall failure in an open pit mine, or cave-ins or flooding at underground mines.  In addition, production may be unexpectedly reduced at a location if, during the course of mining, unfavorable ground conditions or seismic activity are encountered, ore grades are lower than expected, the physical or metallurgical characteristics of the ore are less amenable to mining or treatment than expected, or our equipment, processes or facilities fail to operate properly or as expected.

The costs to meet our reporting and other requirements as a public company subject to the Securities Exchange Act of 1934 will be substantial and may result in us having insufficient funds to expand our business or even to meet routine business obligations.

Upon becoming subject to the reporting requirements of the Securities Exchange Act of 1934, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements, if applicable. We estimate that these costs will range up to $18,000 per year for the next few years and will be higher if our business volume and activity increases but lower during the first year of being public because our overall business volume will be lower.  These obligations will reduce our ability and resources to fund other aspects of our business and may prevent us from meeting our normal business obligations.

Risks Associated with Our Common Stock

The Offering Price of the Shares is arbitrary.

The Offering Price of the Shares has been determined arbitrarily by the Company and bears no relationship to the Company’s assets, book value, potential earnings or any other recognized criteria of value.

The offering price of the Shares was determined arbitrarily and should not be used as an indicator of the future market price of the securities. Therefore, the offering price bears no relationship to the actual value of the Company and may make our shares difficult to sell.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.01 for the shares of common stock was determined arbitrarily. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

The Company has a lack of dividend payments.

The Company has no plans to pay any dividends in the foreseeable future.

Certain Company actions and the interests of stockholders may differ.

The voting control of the Company could discourage others from initiating a potential merger, takeover or another change-of-control transaction that could be beneficial to stockholders.  As a result, the value of stock could be harmed.  Purchasers should be aware that after this offering, a single stockholder who is our president  and director will own 44.4% of the Company’s issued and outstanding common stock.

Currently, there is no public market for our securities, and we cannot assure you that any public market will ever develop and it is likely to be subject to significant price fluctuations.

Currently, there is no public market for our stock and our stock may never be traded on any exchange, or, if traded, a public market may not materialize.  Even if we are successful in developing a public market, there may not be enough liquidity in such market to enable stockholders to sell their stock.

Our common stock is unlikely to be followed by any market analysts, and there may be few or no institutions acting as market makers for the common stock.  Either of these factors could adversely affect the liquidity and trading price of our common stock.  Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly.  Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of the Company, and general economic and market conditions.  No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Because Mr. Mough, our president and director, who is also our promoter, will own a substantial amount of the outstanding shares after this Offering, he will retain significant influence over us and be able to strongly influence the election of directors which could decrease the price and marketability of the Shares.

Even if we sell all 10,000,000 shares of common stock in this Offering, our president and director, David Mough will still own 8,000,000 shares and will continue to strongly influence the decisions of the Company. As a result, Mr. Mough will have significant influence to:

·	elect or defeat the election of our directors;
·	amend or prevent amendment of our articles of incorporation or bylaws;
·	effect or prevent a merger, sale of assets or other corporate transaction; and
·	effect the outcome of any other matter submitted to the stockholders for vote.

Moreover, because of the significant ownership position held by Mr. Mough, new investors may not be able to effect a change in the Company’s business or management, and therefore, stockholders would be subject to decisions made by management and the majority stockholder.

In addition, sales of significant amounts of shares held by Mr. Mough, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

You will incur immediate and substantial dilution of the price you pay for your Shares.

Our existing stockholder acquired his shares at a cost of $0.001 per share, a cost per share that is substantially less than the amount you will pay for the Shares you purchase in this Offering. Accordingly, any investment you make in these shares will result in the immediate and substantial dilution of the net tangible book value of those shares from the $0.01 you pay for them. Upon completion of the Offering, the net tangible book value of your Shares will be $0.0055

.We may, in the future, issue additional common shares, which would further reduce investors' percentage of ownership in the Company and may dilute our share value.

Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock, $0.001 par value, of which 8,000,000 shares are issued and outstanding. The future issuance of common stock may result in further and substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our common stock.

Our Common Stock will be subject to “penny stock” rules which may be detrimental to investors.

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share.  Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them.  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market.  The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market.  Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  As the shares immediately following this Offering will likely be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Shares in the secondary market.

We have not voluntarily implemented various corporate governance measures, in the absence of which, stockholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Recent U. S. legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and NASDAQ are those that address board of directors’ independence, audit committee oversight and the adoption of a code of ethics. We have not yet adopted any of these corporate governance measures and, since our securities are not listed on a national securities exchange or NASDAQ, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for certain customers. FINRA requirements will likely make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

If quoted on the OTCBB, the price of our common stock may be volatile, which may substantially increase the risk that you may not be able to sell your shares at or above the price that you may pay for the shares.

Currently, there is no public market for our stock and our stock may never be traded on any exchange, or, if traded, a public market may not materialize.  Even if our shares are quoted for trading on the OTCBB following this offering and a public market develops for our common stock, the market price of our common stock may be volatile. It may fluctuate significantly in response to the following factors:

•	variations in quarterly operating results;

•	our announcements of significant commissions and achievement of milestones;

•	our relationships with other companies or capital commitments;

•	additions or departures of key personnel;

•	sales of common stock or termination of stock transfer restrictions;

•	changes in financial estimates by securities analysts, if any; and

•	fluctuations in stock market price and volume.

Your inability to sell your shares during a decline in the price of our stock may increase losses that you may suffer as a result of your investment.

Because we do not intend to pay any dividends on our common stock, holders of our common stock must rely on stock appreciation for any return on their investment.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Accordingly, holders of our common stock will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock.

  The Company will deposit offering proceeds into its operating account upon receipt and use them to conduct its business and operations, and proceeds are non-refundable.

Subscription funds submitted by subscribers will be deposited into the Company’s operating account upon receipt and used to conduct the Company’s business and operations.  All proceeds from the sale of the Shares are non-refundable.

FORWARD LOOKING STATEMENTS

This Prospectus contains projections and statements relating to the Company that constitute “forward-looking statements.”  These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “intends,” “believes,” “anticipates,” “expects,” “estimates,” “may,” or similar terms.  Such statements speak only as of the date of such statement, and the Company undertakes no ongoing obligation to update such statements.  These statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, and its respective directors, officers or advisors with respect to, among other things: (1) trends affecting the Company’s financial condition, results of operations or future prospects, (2) the Company’s business and growth strategies and (3) the Company’s financing plans and forecasts.  Potential investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that, should conditions change or should any one or more of the risks or uncertainties materialize or should any of the underlying assumptions of the Company prove incorrect, actual results may differ materially from those projected in the forward-looking statements as a result of various factors, some of which are unknown.  The factors that could adversely affect the actual results and performance of the Company include, without limitation, the Company’s inability to raise additional funds to support operations and capital expenditures, the Company’s inability to effectively manage its growth, the Company’s inability to achieve greater and broader market acceptance in existing and new market segments, the Company’s inability to successfully compete against existing and future competitors and other factors described elsewhere in this Prospectus, or other reasons.  Potential investors are urged to carefully consider such factors.  All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements and the “Risk Factors” described herein.

USE OF PROCEEDS

Assuming 10,000,000 Shares are subscribed for in this Offering, the gross proceeds from this Offering will be $100,000. We expect to disburse the proceeds from this offering in the priority set forth below, within the first 12 months after successful completion of this Offering:

Offering Proceeds	$100,000

Phase 1 Exploration of the Claim	$14,500
Unpaid Offering Expenses	12,000
Working Capital	73,500
Total	$100,000

Working Capital

The Company plans to engage consultants with technical expertise to explore the Claim and mine the reserves if any are discovered.  Working capital will support personnel costs as well as the general administration and management of the Company’s start-up phase.

Offering Expenses

The Company plans to pay the balance of the unpaid expenses associated with this Offering from the proceeds of the Offering.

Exploration of the Claim

As set forth in the table above, in addition to working capital, the Company intends to use the net proceeds from the Offering for exploration of the Claim including assessment, mapping and sampling.

DETERMINATION OF OFFERING PRICE

There is no established market for our common stock. The Offering Price of the Shares has been determined arbitrarily by the Company and bears no direct relationship to our assets, book value, earnings, or other established criteria for valuing a privately held company. In determining the number of Shares to offer and the Offering Price, we took into consideration our capital structure and the amount of money we would need to implement our business plan. The Offering Price of the Shares should not be considered an indication of the actual or subsequent trading value of our common stock.

Penny Stock Rules

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that:

a)	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

b)
contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with  respect to a violation of such duties or other requirements of the securities laws;

c)	contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

d)	contains a toll-free telephone number for inquiries on disciplinary actions;

e)	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

f)	contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker or dealer also must provide, prior to effecting any transaction in a penny stock, the customer with:

a)	bid and offer quotations for the penny stock;

b)	the compensation of the broker-dealer and its salesperson in the transaction;

c)	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

d)	a monthly account statement showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders

We had one holder of record of our common stock as of the date of this Prospectus.

Securities Authorized For Issuance under Equity Compensation Plans

We do not have any securities authorized for issuance under any equity compensation plans.

DIVIDEND POLICY

 We have not paid any dividends since our incorporation and do not anticipate the payment of dividends in the foreseeable future. At present, our policy is to retain earnings, if any, to pursue our business plan. The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements, and operating financial conditions.

DILUTION

Dilution represents the difference between the Offering Price and the net tangible book value per share immediately after completion of this Offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the Offering Price of the Shares being offered. Dilution of the value of the Shares you purchase is also a result of the lower book value of the shares held by our existing stockholder.

In this Offering, the level of dilution is increased as a result of the relatively low book value of the Company’s presently issued and outstanding stock. This is due to the shares of common stock issued to the Company’s founder totaling 8,000,000 shares at $0.001 per share for $8,000 versus the current Offering Price of $0.01 per share.

The Company’s net book value on June 30, 2012 was $-954 or approximately $-0.0001 per share, based upon 8,000,000 shares outstanding.  Upon completion of this Offering, but without taking into account any change in the net tangible book value after completion of this offering other than that resulting from the sale of the Shares and receipt of the total proceeds of $100,000, the net tangible book value of the 18,000,000 shares to be outstanding will be $99,046, or approximately $0.0055 per share. Accordingly, the net tangible book value of the shares held by our existing stockholder (8,000,000 shares) will be increased by $.0056 per share without any additional investment on his part. The purchasers of Shares in this Offering will experience immediate dilution (a reduction in the net tangible book value per share from the offering price of $0.01 per share) of $0.0055 per share

After completion of the Offering, the existing stockholder will own 44.4% of the total number of shares then outstanding, for which he will have made a cash investment of $8,000, or $.001 per share. Upon completion of the Offering, the purchasers of the Shares offered hereby will own 55.6% of the total number of shares then outstanding, for which they will have made a cash investment of $100,000, or $0.01 per share.

The following table illustrates the per share dilution to the new investors and does not give any effect to the results of any operations subsequent to June 30, 2012:

Dilution Table

100% of
Shares Sold
Offering Price Per Share	$0.0100
Net Tangible Book Value Per Share Before the Offering	$-0.0001
Net Tangible Book Value Per Share After the Offering	$0.0055
Net Increase to Original Stockholders	$0.0056
Decrease in Investment to New Stockholders	$0.0045
Dilution to New Stockholders	45%

The following table summarizes the number and percentage of shares purchased the amount and percentage of consideration paid and the average price per share paid by our existing stockholder and by new investors in this offering:

	Price per Share	Total Number of Shares Held	Percentage of Ownership	Consideration Paid
Existing Stockholder	$0.001	8,000,000	44.4%	$8,000
Investors in This Offering	$0.01	10,000,000	55.6%	$100,000

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein.  In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U. S., federal, state and any applicable foreign tax consequences relating to their investment in the Shares.

PLAN OF DISTRIBUTION

There is no public market for our common stock.  Therefore, the current and potential market for our common stock is limited and the liquidity of our Shares may be severely limited.  To date, we have made no effort to obtain listing or quotation of our securities on a national stock exchange or association. We have not identified or approached any broker/dealers with regard to assisting us to apply for such listing or quotation.  We are unable to estimate if or when we expect to undertake this endeavor.  No market may ever develop for our common stock, or if developed, such market may not be sustained in the future.  Accordingly, the Shares should be considered totally illiquid, which inhibits investors' ability to sell their Shares.  The market price of the Shares of common stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products and/or services or new contracts by the Company or its  competitors, developments with  respect to copyrights or  proprietary rights, adoption of new accounting standards or regulatory requirements affecting  the mining  business, general market conditions and other factors.  In addition, the stock market from time to time experiences significant price and volume fluctuations that may adversely affect the market price for the Company's common stock.

The Offering

The Company is offering to sell up to 10,000,000 Shares pursuant to the terms of this Prospectus in a self-underwritten direct public offering, without any participation by underwriters or broker-dealers. The Offering Price is $0.01 per Share.  The Offering Period will commence on the date of this prospectus and close no later than 180 days from the date of this prospectus.  The Company is offering the Shares on a best efforts basis, and there will be no minimum amount required to close the Offering. If all the Shares are not sold, there is the possibility that the amount raised may be minimal.

No arrangements have been made to place funds into escrow or any similar account. Upon receipt, Offering proceeds will be deposited into our operating account and used to conduct our business and operations.  All proceeds from sale of the Shares are non-refundable.  If an investor’s subscription is accepted by Company, the subscription funds, together with any interest earned on the funds, will be immediately drawn upon and used by the Company.  Subscription funds are non-refundable.

The officers and directors of the Company reserve the right at their option to purchase Shares pursuant to the terms of this Prospectus, but any such purchase shall be without discount and at the full Offering Price per Share.

Shares will be sold through the efforts of the officers and directors of the Company.  There will be no participation by underwriters or broker-dealers.  The Shares will be sold in accordance with the laws of the states in which the Shares are offered and/or sold.

This is a self-underwritten offering. There are no plans or arrangements to enter into any contracts or agreements to sell the Shares with a broker or dealer. Mr. Mough and Ms Goedderz, our officers and directors, will sell the shares and intend to offer them to friends, family members and business acquaintances with no commission or other remuneration payable to him for any Shares they sell. In offering the securities on our behalf, they will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Mr. Mough or Ms. Flansburg will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.  Our officers and directors satisfy the requirements of Rule 3a4-1, because they are an officer and director of the Company and:

a)	is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39)of the Act, at the time of his participation; and

b)	will not be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

c)	is not, nor will he be at the time of his participation in the offering, an associated person of a broker-dealer; and

d)
meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of our company, other than in connection with transactions in securities; and (B) is not a broker or dealer, or been associated person of a broker or dealer, within the preceding twelve months; and (C) has not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

 Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings. We will not utilize the internet to advertise our offering. Mr. Mough will also distribute the prospectus to potential investors at the meetings, to business associates and to his friends and relatives who are interested in us and a possible investment in the Offering. No Shares purchased in this Offering will be subject to any kind of lock-up agreement.

Our officers, directors, control persons and their affiliates do not intend to, but may, purchase any Shares in this Offering.

We intend to sell our Shares to purchasers inside the United States.

Section 15(g) of the Exchange Act

Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated there under, impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Securities Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your Shares.

Expenses of Offering

The Company will pay all of the costs and expenses in connection with the Offering, including but not limited to all expenses incurred to prepare, reproduce or print this Prospectus, legal expenses, accounting and audit expenses and other expenses incurred in qualifying the Offering for sale under federal securities laws and applicable state securities, or “blue sky,” laws.   It is estimated that the expenses of the Offering will not exceed $12,000.

Procedures and Requirements for Subscription

If after carefully reviewing this Prospectus, you desire to purchase Shares, you must do the following:

(1)           Complete, execute, date and deliver to us the Subscription Agreement which accompanies this Prospectus.

(2)           Forward the Subscription Agreement to David Mough, Gold Ridge Resources, Inc., 7582 Las Vegas Blvd S. Suite 552, Las Vegas, NV 89123, with a check payable to “GOLD RIDGE RESOURCES, INC.” in an amount equal to the total purchase price for the number of Shares you desire to purchase.

Subscriptions, once received by the Company, are irrevocable.

No arrangements have been made to place funds into escrow or any similar account. Upon receipt, Offering proceeds will be deposited into our operating account and used to conduct our business and operations.

Right to Reject Subscriptions

We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for the Shares will be accepted or rejected within 48 hours of our having received them.

DESCRIPTION OF SECURITIES

The following statements are qualified in their entirety by reference to the detailed provisions of our Articles of Incorporation and By-Laws.  The Shares registered pursuant to the registration statement of which this Prospectus is a part are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

Capital Stock

The authorized capital stock of the Company is 100,000,000 shares of common stock, with a par value of $0.001 per share.

As of the date of this prospectus, there are 8,000,000 shares of common stock issued outstanding.

Voting Rights

Each stockholder is entitled to one (1) vote for each share of common stock.

Options and Warrants

There are no outstanding options or warrants or other securities that are convertible into our common stock.

Dividend Policy

We have not paid any cash dividends to stockholders.  The declaration of any future cash dividends is at the discretion of our Board of Directors and depends upon our earnings, if any, our capital requirements and financial position, general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent

The registrar and transfer agent for our common stock will be Quicksilver Stock Transfer Inc. upon completion of this Offering.  Its address and telephone number are 6623 Las Vegas Blvd. S. Suite 255, Las Vegas NV 89119,  (702) 629-1883.  Until the present time, we have acted as our own registrar and transfer agent.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share.  Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them.  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market.  The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market.  Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  As the Shares immediately following this Offering will likely be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Shares in the secondary market.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Shares was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The financial statements of the Company as of June 30, 2012 and for the period of July 15, 2010 (inception) through June 30, 2012 included herewith have been audited by Sadler, Gibb & Associates LLC, an independent registered public accounting firm located at 291 South 200 West, Farmington, UT 84025 and have been included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

David R. Shaddrick, M.Sc., CPG, P.Geo (BC) of Shaddrick & Associates., with an office at 3405 Bowie Road, Reno, NV 89503 has provided us with the technical report contained herein. His certificate, which makes up a part on the attached Geological report, reads in part:

“I am a graduate of the University of Minnesota, Institute of Technology with a B.Sc. degree in Geology (1970) and the South Dakota School of Mines and Technology with a M.Sc. degree in Geology (1971).
I am a member of the American Institute of Professional Geologists (AIPG) and have been certified as a Professional Geologist by that organization (CPG #10677). I am licensed to practice geology by the State of Washington, USA (LG #1073). I am a member of the Association of Professional Engineers and Geoscientists of British Columbia (APEGBC) and I am licensed to practice geology in that province (P.Geo. #129789). I have practiced my profession, as a mining and exploration geologist, continuously since 1971.”

TECHNICAL REPORT

ON THE

DAYTON PROPERTY

LYON COUNTY, NEVADA, U.S.A.

Prepared for

GOLD RIDGE RESOURCES, INC.
6623 Las Vegas Blvd. South, #255
Las Vegas, Nevada 89119

By

David R. Shaddrick, M.Sc., CPG, P.Geo.(BC)
Shaddrick & Associates
Reno, Nevada

October 29, 2010

GOLD RIDGE RESOURCES, INC.	Dayton Project Lyon County, Nevada

1.0	SUMMARY		26

2.0	INTRODUCTION		29
	2.1	GENERAL	29
	2.2	TERMS OF REFERENCE	29
	2.3	SOURCES OF INFORMATION	29
	2.4	UNITS AND CURRENCY	30

3.0	RELIANCE ON OTHER EXPERTS		30

4.0	PROPERTY DESCRIPTION AND LOCATION		30
	4.1	LOCATION	30
	4.2	PROPERTY DESCRIPTION AND OWNERSHIP	30

5.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY		31
	5.1	ACCESSIBILITY	31
	5.2	CLIMATE AND VEGETATION	32
	5.3	LOCAL RESOURCES AND INFRASTRUCTURE	33
	5.4	PHYSIOGRAPHY	33

6.0	HISTORY		33
	6.1	REGIONAL HISTORY	33
	6.2	PROPERTY HISTORY	34

7.0	GEOLOGICAL SETTING		34
	7.1	REGIONAL AND DISTRICT GEOLOGIC SETTING	34
	7.2	PROPERTY GEOLOGY	35

8.0	DEPOSIT TYPES		36
	8.1	GENERAL	36
	8.2	EXPLORATION/OCCURRENCE MODEL	36
	8.3	PROJECT TARGETING	37

9.0	MINERALIZATION		37

10.0	EXPLORATION		38

11.0	DRILLING		38

12.0	SAMPLING METHOD AND APPROACH		38

13.0	SAMPLE PREPARATION, ANALYSES AND SECURITY		39

14.0	DATA VERIFICATION		39

David R. Shaddrick, M.Sc., CPG, P.Geo. (B.C.)	Shaddrick & Associates Reno, Nevada

GOLD RIDGE RESOURCES, INC.	Dayton Project Lyon County, Nevada

15.0	ADJACENT PROPERTIES	39

16.0	MINERAL PROCESSING AND METALLURGICAL TESTING	39

17.0	MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES	39

18.0	OTHER RELEVANT DATA AND INFORMATION	40

19.0	INTERPRETATION AND CONCLUSIONS	40
	19.1 INTERPRETATION	40
	19.2 CONCLUSIONS	40

20.0	RECOMMENDATIONS	40
	21.1 GENERAL	40
	21.2 PHASE ONE	40
	21.3 PHASE TWO	41

21.0	REFERENCES	42

22.0	DATE AND SIGNATURE PAGE	43

23.0	CERTIFICATE OF AUTHOR	44

	LIST OF FIGURES

Figure 1	Location Map	30
Figure 2	Property Map	31
Figure 3	Local Access	32
Figure 4	Regional Tectonic Elements	34
Figure 5	Regional Geology	35
Figure 6	Sketch of Geological Features	35
Figure 7	Idealized Model and Targeting Diagram	36
Figure 8	Sample Map	38

LIST OF TABLES

Table 1	Historic Sample Data (Friberg Files)	34
Table 2	Dayton Project Reconnaissance Sampling	37
Table 3	Dayton Sample Locations and Descriptions	37
Table 4	Phase One Budget: Dayton Project	41

APPENDICES

Appendix I	Dayton Project Claim List	45
Appendix II	Certificate of Analysis: Dayton Samples	46

David R. Shaddrick, M.Sc., CPG, P.Geo. (B.C.)	Shaddrick & Associates Reno, Nevada

GOLD RIDGE RESOURCES, INC.	Dayton Project Lyon County, Nevada

1.0 SUMMARY

The Dayton Property is an early stage exploration project located at the northern edge of the Pine Nut Mountains of Nevada, USA. Shaddrick & Associates has been retained by Gold Ridge Resources, Inc. to prepare a technical report, with recommendations, that will allow Gold Ridge Resources, Inc. to make informed decisions regarding the exploration and development of the project.  David R. Shaddrick, M.Sc., P.Geo., CPG visited the Dayton Property on July 11, 2010 and, although he has relied, to some extent, on the published scientific work of others, is responsible for the conclusions and recommendations contained herein. He has extensive experience with the geology and ore deposits of the region.

Units of measurement in this report are quoted in the English system.  Assay and analytical results are quoted in parts per million ("ppm"), parts per billion ("ppb"), grams per tonne (g/t) or troy ounces per short ton ("opt") where appropriate. Where historical values are reported, the units are those of the referenced report. Monetary values are given in US dollars (US$) unless otherwise noted.

The Dayton Property is approximately 50 miles southeast of Reno, Nevada in Lyon County at the northern edge of the Como Mining District.  It consists of four (4) contiguous lode mining claims controlled by Gold Ridge Resources, Inc. through an option agreement with R. Steve Friberg, the original locator of the claims.

The Dayton Property can be accessed from Reno, Nevada (Fig. 1) which has commercial air service with links to major transportation hubs. The climate and vegetation of the Project area are typical of the west central Great Basin.   The region is arid to semiarid with the extreme temperature ranges typical of desert areas.   Mining and exploration in the region take place year-round and new exploration and development projects are welcomed by the majority of the area residents.

Dayton is the nearest community to the Property but all lodging, casual labor, supplies for exploration, heavy equipment and operators will come from nearby Carson City or Reno/Sparks.

The Dayton Property is situated within the topographically distinct Walker Lane Belt of the Western Great Basin physiographic province.  Northwest-Southeast trending mountain ranges and intermountain basins, which reflect the underlying structural setting, characterize the area. The elevation of the claims ranges from approximately 4600 to 4900 feet.  The terrain is gentle and will not impose significant challenges for the construction of mining or milling facilities.

The town of Dayton was the site of the first gold discovery in the state of Nevada and, although several mines have been developed in modern times, there are, at present, no projects in production in the local area.

There is no indication of past mining or exploration activity on or near the property.  The project was identified by review of private, historic sample data which indicated highly anomalous values of gold and trace elements in the area.

The project is located in a region of extremely complex geology on the western margin of the Basin and Range Tectonic Province within a regionally extensive tectonic complex referred to as the “Walker Lane”.  This feature is a distinct, roughly 500 mile long, 50 to 100 mile wide, north-northwesterly trending structural zone that represents the transition from the northwesterly trending structures of the Sierra Nevada massif on the west to the northerly trending structures of the Basin and Range Province on the east. Within the Walker Lane, the oldest exposed rock units are Neoproterozoic meta-sedimentary rocks – the youngest are Pleistocene and Recent cinder cones and lava flows. Structurally, the Walker Lane is dominated by right lateral faulting with associated internal shear couples and a strong overprint of late extension (Oldow, 2003).

GOLD RIDGE RESOURCES, INC.	Dayton Project Lyon County, Nevada

The Como District is within the north central Walker Lane and is almost entirely underlain by Tertiary age andesitic, basaltic and rhyolitic volcanic rocks of the Kate Peak Formation and Quaternary  age  flows  of  basaltic  composition.    The  basement  is  inferred  by  Moore  and Archibold (1969) to be granites of the Sierra Nevada Batholith.

Structurally the district is dominated by north to northeast trending, slightly arcuate, high angle extensional faults related to the most recent, and ongoing, extensional regime.

The project area is entirely underlain by volcanic rocks of Tertiary age with minor alluvial deposits forming small fans near the two drainages that dissect the property. A small area of lahar deposits occurs immediately west of the claim boundary.

No geologic mapping has been completed but rapid site review indicates that exposed rocks include flows and hypabyssal intrusive rocks of andesitic/dacitic composition and several small brecciated rhyolitic dikes. The rhyolite dikes occur within a broader zone of altered and quartz veined andesite/dacite. It is inferred that these are located on high angle structures related to the regional extension that has been ongoing since the early Tertiary.

The geologic setting of the Dayton Project is permissive for the occurrence of multiple deposits similar to those mined in the past at the Como and Hercules mines.   These are structurally controlled epithermal deposits of gold and silver. Base metals occur in minor amounts.

Although some diversity exists, all deposits in the Como District appear to fit a model commonly referred to as “structurally controlled, volcanic hosted, epithermal gold/silver deposits”.  The deposits, if found, can be expected to be characterized by:

•	Lens shaped zones of mineralized quartz controlled by high angle normal faults with local flatter-lying tabular zones reflecting permissive volcanic stratigraphy;

•	Mineralization consisting of free gold (electrum) and various silver minerals including argentite and tetrahedrite.

•	Pathfinder elements include Au, Ag, As, Cu, Pb, Zn. Geochemical studies are required to refine this very preliminary list.

Targeting techniques are straightforward.  Structures are readily identifiable from geologic mapping, geophysical and geochemical surveys and three dimensional modeling.   Minor but important structures can be identified only through exposure by excavation or drilling. Mineralization on structures is identifiable only where exposed or drilled.  There are, at present, no geological tools available to provide predictability of ore occurrence on known structures. Exploration, therefore, becomes an exercise of locating structures through geological mapping and focused geophysics coupled with rock chip and soil sample geochemistry to locate potentially mineralized areas and, finally, trenching or drilling of identified targets.

Field examination and the results of limited rock chip sampling indicate one, rather broad, area of alteration and mineralization evident in both outcrop and float.  The zone is argillized and leached with moderate staining by iron oxides after sulfide minerals. Small, banded quartz veins are common. Fresh sulfide minerals (pyrite +/- others?) are rare but present in exposed rocks. Limited sampling of this zone has returned gold values ranging from 0.059 to 0.54 ppm (g/t). Values of silver (0.4 – 18.4 ppm) and arsenic (95 – 1280 ppm) are also quite high. From These data it is clear that a gold bearing hydrothermal system exists on the Dayton Property.

GOLD RIDGE RESOURCES, INC.	Dayton Project Lyon County, Nevada

No significant exploration work has, as yet been completed on the property.  The old sampling and the results of the site visit represent the first known identification of a mineral system in this area and determining the geologic framework and mineral distribution of the Property must be the first priority of systematic exploration.

All samples taken by Mr. Shaddrick were in his possession until delivered to the Inspectorate America Corporation lab (“Inspectorate”) in Reno, Nevada   The samples were handled under the lab’s standard preparation and verification procedures which can be considered adequate for this preliminary level of evaluation and the results of the analyses can be reasonably relied upon.

No properties of significance are adjacent to the Dayton Project.  Nearby deposits worthy of note include the Comstock, Talapoosa, Como and Hercules deposits. All are similar in geology and mineralization. They consist of steeply dipping auriferous and/or argentiferous veins in variously altered and silicified volcanic country rocks.   Structural orientations are varied and reflect local adjustments to regional extensional tectonics. Mineralization consists dominantly of electrum (associated with pyrite) and tetrahedrite.    Alteration, including argillization, propylitization and leaching is quite variable.

It is concluded, from reconnaissance geologic observations and sampling, that the Dayton Property covers a hitherto unknown mineral system with potential to be of significant size.  The exposed alteration and mineralization combined with the analytical data are interpreted to reflect an epithermal gold and silver bearing system controlled by northerly trending high angle faults and fracture zones. The Dayton Property clearly warrants further work.

A two phase exploration program is recommended.   Phase One should consist of a comprehensive geological mapping and rock chip/soil sampling program to form the basis for a proper project database. This is expected to take approximately 2 months to complete and cost approximately $14,500.  Phase Two, if warranted, should consist of focused geochemical and geophysical surveys, trenching and a report detailing the results of the work and recommendations for further work if warranted.  This work can be expected to cost in the range of $400,000.  The results of Phase Two, if positive, can be expected to define a number of high quality drill targets.

GOLD RIDGE RESOURCES, INC.	Dayton Project Lyon County, Nevada

2.0 INTRODUCTION

2.1 GENERAL

The Dayton Property (“the PROPERTY” or “the PROJECT”) is an early stage exploration project located at the northern edge of the Pine Nut Mountains of Nevada, USA. The Region has had considerable historic exploration and production but no previous exploration work is in evidence on the PROPERTY.  It is believed that the Dayton mineral system is a new discovery.

2.2 TERMS OF REFERENCE

Shaddrick & Associates has been retained by Gold Ridge Resources, Inc. (“GOLD RIDGE” or “the COMPANY”) to prepare a technical report, with recommendations, which will allow GOLD RIDGE to make informed decisions regarding the exploration and development of the Project. This report is not intended to conform to the standards of the Canadian National Instrument 43-
101 (“NI 43-101”).  It is, however, consistent with international industry standards for such reports.

The terms of reference for this assignment are:

•	Visit the Property to observe and verify the exposed geology, alteration and mineralization;

•	Carry out a preliminary sampling of exposed mineralization, if any;

•	Prepare a two-phase exploration program and budget sufficient to define the geological and mineral character of the PROPERTY and to identify initial drill targets; and

•	Present the results of the review, as well as the recommended two phase program and budget, in an “industry standard” technical report.

2.3 SOURCES OF INFORMATION

The conclusions and recommendations presented in this report are based on the following:

•      A property visit by David R. Shaddrick, M.Sc., P.Geo., CPG (“the AUTHOR”) on July 11,
2010 in company with Mr. R. Steve Friberg (“FRIBERG”), the underlying owner and original locator of the claims, at which time the AUTHOR was able to access and review the majority of the PROPERTY.

•      Private, historic file data containing results of early, non-verified sampling.

•      The AUTHOR’s extensive experience with the geology and ore deposits of the region.

•      Published scientific literature as cited in the text and listed in Section 21.0.

The AUTHOR is responsible for the conclusions and recommendations contained herein.

GOLD RIDGE RESOURCES, INC.	Dayton Project Lyon County, Nevada

2.4 UNITS AND CURRENCY

Units of measurement in this report are quoted in the English system.  Assay and analytical results are quoted in parts per million ("ppm"), parts per billion ("ppb"), grams per tonne (g/t) or troy ounces per short ton ("opt") where appropriate. Where historical values are reported, the units are those of the referenced report. Monetary values are given in US dollars (US$) unless otherwise noted.

3.0 RELIANCE ON OTHER EXPERTS

The conclusions of this report rely to some extent on the AUTHOR’s review and interpretation of the published scientific work of others. These publications are cited in the text where appropriate and listed in Section 21.0.

4.0 PROPERTY DESCRIPTION AND LOCATION

4.1 LOCATION

The PROPERTY is centered at Latitude 390 15’ 44” North, Longitude 1190 29’ 45” West in Lyon County, Nevada, USA (Fig. 1).  It is approximately 50 miles southeast of Reno, Nevada and 5.5 miles East of the town of Dayton.  The claims are located at the northern edge of the Como Mining District (Tingley, 1998).

4.2 PROPERTY DESCRIPTION AND OWNERSHIP

The PROPERTY consists of four (4) contiguous lode mining claims (Fig. 2) totaling approximately 80 acres in Lyon County,   Nevada   (Appendix  I).      The claims are within Township 16 North, Range 23 East, Mount Diablo Base and Meridian.

GOLD RIDGE has provided details of a lease  agreement between  the COMPANY and FRIBERG indicating that it will control the PROPERTY for a period of 13 (thirteen) years, renewable for additional periods, by granting FRIBERG a 2% NSR royalty on all production from the PROPERTY and payment of advanced minimum royalties of $5,000 within 30 days of signing of the agreement, $7,500  on  the  first anniversary and $10,000 on each of the second and subsequent anniversaries.

GOLD RIDGE RESOURCES, INC.	Dayton Project Lyon County, Nevada

The  AUTHOR  is  not  qualified  to comment on the validity of the agreements or title to the claims.    This requires review by qualified legal consul.

The  unpatented mining  claims comprising  the  PROPERTY  occupy public lands administered by the U.S. Bureau  of  Land  Management  (“BLM”) and are subject to the ultimate title of the United States.  The claims have been filed with both the BLM and Lyon County as required by law. The claims fall under the “small miner exemption” for less than 10 claims and the COMPANY has the option of making the annual rental payments of $140.00 per claim or doing $100.00  per  claim  worth  of  labor  on them.  Additionally, a $10.50 fee for filing of an “Affidavit of Intent to Hold” must be paid to Lyon County prior to November 1 of each year.   The expiry date for all claims is September 1, 2011.

Surface  use  for  mining  purposes  on unpatented mining claims is guaranteed by the Mining Law of 1872. Permits must, however, be obtained from the BLM prior to drilling or trenching.   Reclamation bonds are also required prior to any disturbance.   The State of Nevada has recently implemented a program which provides reasonably priced and readily available bonds for small explorers.   Project permitting and bonding standards are well established and understood by both federal and state agencies.  The project area is not known to contain any culturally or environmentally sensitive resources.

 5.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

5.1 ACCESSIBILITY

The PROPERTY can be accessed from Reno, Nevada (Fig. 1) which has commercial air service with links to major transportation hubs.

From Reno, Nevada, the PROPERTY can be accessed by driving 33 miles south on US highway 395 to Carson City, Nevada then 21 miles northeast on US highway 50 to the town of Dayton.  In Dayton (Fig. 3), turn east on Main Street, merge into Dayton Valley Road and follow it  to its end, approximately 5 miles northeast.   Continue east, through a gate in a boundary fence and follow the unimproved road approximately 0.5 miles to the western boundary of the PROPERTY.   Essentially all of the PROPERTY can be accessed by four wheel drive vehicles and ATV’s from that point.

GOLD RIDGE RESOURCES, INC.	Dayton Project Lyon County, Nevada

5.2 CLIMATE AND VEGETATION

The climate and vegetation of the project area are typical of the west central Great Basin.  The region is arid to semiarid with the extreme temperature ranges typical of desert areas.  In the valleys the maximum temperature ranges from near zero degrees F. in the winter to over 100 degrees F. in the summer.  In the higher ranges winter temperatures can be several degrees below zero F. but summer temperatures seldom exceed the 90 degree F. range.

Humidity and precipitation are low.  The valleys receive the least precipitation, usually in the range of 6 inches per year and from 12 inches to 20 inches per year in the mountains. Most of the precipitation comes as winter snow and spring rains.  June through October is generally the dry season, although thunderstorms can create wet periods and local flash flooding.

Greasewood is typical of the salt flats and sagebrush is ubiquitous from the edge of the salt flats to the crest of all but the highest mountains. The foothills are dominated by typical desert plants including  various  cacti  (dominantly  Prickly  Pear).    At  higher  elevations  in  the  Pine  Nut Mountains, to the south, Piñon pines and Juniper are common as well as a variety of grass species.

Mining and exploration in the region take place year-round, with only occasional weather-related difficulties such as brief periods of heavy snow in the winter and muddy, unstable roads in the spring.

GOLD RIDGE RESOURCES, INC.	Dayton Project Lyon County, Nevada

5.3 LOCAL RESOURCES AND INFRASTRUCTURE

Nevada is a mining state and is well accustomed to mining activities.  Lyon County has a long history of mining and that activity has remained a significant economic element for the County. There are a number of inactive mines and active development projects in the region.   New exploration and development projects are welcomed by the majority of the area residents.

Dayton is the nearest community to the PROPERTY but all lodging, casual labor, supplies for exploration, heavy equipment and operators will come from nearby Carson City or Reno/Sparks. Major support for mine development and operation is available in Reno/Sparks.

Apart from exploration and mining, the principal land use in the area is Agriculture, recreation and tourism.

5.4 PHYSIOGRAPHY

The PROPERTY is situated within the topographically distinct Walker Lane belt of the Western Great Basin physiographic province.   Northwest-Southeast trending mountain ranges and intermountain basins, which reflect the underlying structural setting, characterize the area.  The entire region is a closed drainage system with all streams flowing to interior “sinks” such as the Carson and Humboldt sinks.  The PROPERTY is located on the Carson River drainage system which flows, ultimately, into the Carson Sink.

The elevation of the claims ranges from approximately 4600 to 4900 feet.  The terrain is gentle and will not impose significant challenges for the construction of mining or milling facilities.

6.0 HISTORY

6.1 REGIONAL HISTORY

The town of Dayton was the site of the first gold discovery in the state of Nevada as reported by Moore and Archibold (1969):

“The history of mining in Nevada began in May of 1850, when placer gold was first discovered near the present site of Dayton in Northwestern Lyon County.  This placer gold was worked for several years, and eventually led to the discovery of its source in 1859 at the Comstock Lode.” “… during the early excitement of the Comstock in the 1860’s and 1870’s, the surrounding countryside was heavily prospected and several small mining districts were formed.   These include the Yerington, Talapoosa, Como, Wilson, and Washington districts …”.  “The Como district production came mainly in two periods, 1919-1920 and 1935-1936, and by 1940 more than half a million dollars in gold and silver had been produced”.

In modern times, several mines have been developed in the region including the Comstock Lode (Tenneco among others) and Talapoosa (several operators).  At present, no projects are in production in the local area.

GOLD RIDGE RESOURCES, INC.	Dayton Project Lyon County, Nevada

6.2 PROPERTY HISTORY

There is no indication of past mining or exploration activity on or near the PROPERTY.

The project area was identified by review of private, historic and unverified sample data. Two samples from this small database indicated highly anomalous values of gold and trace elements (Table 1) and the D-1 through D-4 claims have been located based on this data.

Table 1: Historic Samples (Friberg Files).
Sample No.	Au	Ag	As	Cu	Hg	Mo	Pb	Sb	Zn
	ppb	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm
V923193	1415	7.4	1060	10	3	15	2	70	10
V923194	860	27.6	986	7	1	9	2	20	50

7.0 GEOLOGICAL SETTING

7.1 REGIONAL AND DISTRICT GEOLOGIC SETTING

The  PROPERTY is  located  in  a  region  of  extremely  complex  geology  and  the  following description is necessarily simplified and abridged.

The Como District is located on the western margin of the Basin and Range Tectonic province within a regionally extensive tectonic complex referred to as the “Walker Lane”.   This feature is a distinct, roughly 500 mile long, 50 to 100 mile wide, north- northwesterly trending structural zone that represents the transition from the northwesterly trending structures of the Sierra Nevada massif on the west to the northerly  trending  structures  of  the  Basin and Range Province on the east (Fig. 4). Within the Walker Lane, the oldest exposed rock units are Neoproterozoic meta- sedimentary rocks – the youngest are Pleistocene and Recent cinder cones and lava flows. Structurally, the Walker Lane is dominated by right lateral faulting with associated internal shear couples and a strong overprint of late extension (Oldow, 2003).

GOLD RIDGE RESOURCES, INC.	Dayton Project Lyon County, Nevada

The Como District is within the north central Walker  Lane  and  is  almost  entirely underlain by Tertiary age andesitic, basaltic and rhyolitic volcanic rocks of the Kate PeakFormation and Quaternary age flows of basaltic composition (Fig. 5).  These occur as various tuffaceous deposits, lahars, flows and  hypabyssal  intrusive  rocks. The  basement  is  inferred  by Moore and Archibold (1969) to be granites of the Sierra Nevada Batholith.

Structurally the  district  is dominated by north to northeast trending, slightly arcuate, high angle extensional faults related to the most recent, and ongoing, extensional regime.

7.2 PROPERTY GEOLOGY

The Dayton Project area is entirely underlain by volcanic rocks of Tertiary age with minor alluvial deposits forming small fans near the two drainages that dissect the PROPERTY.     A  small  area  of lahar deposits occurs immediately west of the claim boundary.

No geologic mapping has been completed but several important geologic features, noted during the brief  property  visit,  are  indicated on  the  sketch  map  of  Figure  6. The exposed rocks include flows and hypabyssal intrusive rocks of andesitic/dacitic composition and several small brecciated rhyolitic dikes. The rhyolite dikes occur within a broader zone of altered and quartz veined andesite/dacite. It is inferred that these are located on high angle structures but the detailed geologic mapping of the recommended phase one exploration program is required for certainty.

GOLD RIDGE RESOURCES, INC.	Dayton Project Lyon County, Nevada

8.0 DEPOSIT TYPES

8.1 GENERAL

The geologic setting of the Dayton Project is permissive for the occurrence of multiple deposits similar to those mined in the past at the Como and Hercules mines.   These are structurally controlled epithermal deposits of gold and silver. Base metals occur in minor amounts.

8.2  EXPLORATION/OCCURRENCE MODEL

Although some diversity exists, all deposits in the Como District appear to fit a model commonly referred to as “Volcanic hosted epithermal gold/silver deposits”. These are structurally controlled occurrences generally associated with high angle structures formed as a result of the regional extension that has been ongoing since the early Tertiary.

The deposits, if found, can be expected to be characterized by:

•	Lens shaped zones of mineralized quartz controlled by high angle normal faults with local flatter-lying tabular zones reflecting permissive volcanic stratigraphy;

•	Mineralization consisting of free gold (electrum) and various silver minerals including argentite and tetrahedrite.

•	Pathfinder elements including Au, Ag, As, Cu, Pb, Zn. Geochemical studies are required to refine this very preliminary list.

Figure 7 represents an initial, idealized sketch of the possible occurrence model and reflects the current thinking with regard to targeting.

GOLD RIDGE RESOURCES, INC.	Dayton Project Lyon County, Nevada

8.3 PROJECT TARGETING

Targeting techniques are straightforward.   Structures are readily identifiable from geologic mapping, geophysical and geochemical surveys and three dimensional modeling.  Minor, but important, structures can be identified only through exposure by excavation or drilling. Mineralization on structures is identifiable only where exposed or drilled.  There are, at present, no geological tools available to provide predictability of ore occurrence on known structures. Exploration, therefore, becomes an exercise of locating structures through geological mapping and focused geophysics coupled with rock chip and soil geochemical sampling to locate potentially mineralized areas and, finally, trenching or drilling of identified targets.

9.0 MINERALIZATION
Field examination and the results of rock chip sampling indicate one, rather broad, area of alteration and mineralization evident in both outcrop and float (Fig. 6).  This area is argillized and leached with moderate staining by iron oxides after sulfide minerals. Fresh sulfide minerals (pyrite) are present but rare in exposed rocks. Sampling During the field visit (Tables 2, 3 & Fig. 8) clearly indicates the anomalous nature of the area.

Table 2: Dayton Project Reconnaissance Sampling.
Sample No.	Au	Ag	As	Cu	Mo	Pb	Sb	W	Zn
	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm
Day 001	0.388	32.9	95	10	3	6	10	<1	16
Day 002	<0.005	<0.1	<2	20	1	<1	<2	<1	62
Day 003	0.389	0.4	180	4	2	4	6	<1	8
Day 004	0.059	3.5	855	6	11	10	16	<1	36
Day 005	0.54	18.4	1140	10	6	10	12	<1	26
Day 006	0.33	3	1280	22	7	<1	196	15	30

Table 3. Dayton Sample Locations and Descriptions
Sample Number	Northing	Easting	Sample Type	Rock Description
Day 1			Rock Chip: Float	Vuggy Vn? Qtz w bleached & argil volc.rx. (And?), wk banding
Day 2			Rock Chip: O.C.	Gy-grn gy, fn gr and/dac. slightly altered bio and minor arg of plag
Day 3			Rock Chip: Float	Crm-wht, banded, vuggy, chalc/xtaline qtz, minor FeOx (Poss. Py. Relects)
Day 4			Rock Chip: Float	Ang.Bx (rhy? Alt.and?) w. vuggy, banded vn.Qz., minor FeOx.
Day 5			Rock Chip: O.C.	Rhy Bx & band vn.Qz. abd py, scor (?)
Day 6			Rock Chip: O.C.	Vuggy vn.Qz w. loc abd feOx.

GOLD RIDGE RESOURCES, INC.	Dayton Project Lyon County, Nevada

From These data it is clear that a gold bearing hydrothermal system exists on the PROPERTY.

10.0 EXPLORATION

No significant exploration work has, as yet been completed on the PROPERTY.   The historic sampling data  of  Table  1 represents the first known identification of a mineral system in this area and determining the geologic framework and mineral distribution  of  the  PROPERTY must be the first priority of systematic exploration. The recommended program of section 20.0 reflects this need.

The brief property visit and the six (6) samples taken during the visit (Tables 2 & 3) clearly indicate the occurrence of a hydrothermal system, structural preparation/fluid pathways and anomalous mineralization on the PROPERTY.

11.0 DRILLING

No drilling has, as yet, been completed by the COMPANY and there is no evidence on the ground of historic drilling activities.

12.0 SAMPLING METHOD AND APPROACH

Geochemical data consists of analyses from historic and unverified sampling (Table 1) and 6 reconnaissance samples taken during the field visit (Tables 2 & 3).

The samples were “grab” or  “chip channel” rock samples taken from outcrops or  float at selected locations on the PROPERTY (Fig. 8).  Some were focused on apparent mineralization and others were taken with no geological bias.  The samples were all taken by, or under the supervision of, the AUTHOR.

A summary of the gold and silver results from the sampling is presented in Table 2, and sample locations and descriptions are presented in Table 3.

GOLD RIDGE RESOURCES, INC.	Dayton Project Lyon County, Nevada

Given the fact that the Project is very early stage and that the intent of the sampling was only to demonstrate the occurrence of anomalous mineralization on the PROPERTY, the sampling procedures and analytical methods are adequate for the purpose and the results can be relied upon in that context.

13.0 SAMPLE PREPARATION, ANALYSES AND SECURITY

All samples were delivered to the Inspectorate America Corporation lab (“Inspectorate”) in Reno, Nevada   The samples were handled under the lab’s standard preparation procedure and analyzed using various digestion techniques and combinations of gravimetric and/or ICP analytical techniques. Inspectorate is an ISO certified laboratory (ISO: 9001-2008) with labs and offices worldwide.

The samples were in the possession of the AUTHOR until delivered to Inspectorate in Reno, Nevada.    The  sample  handling, preparation and  analysis  were  completed using  the  labs standard procedures which can be considered adequate for this preliminary level of evaluation and the results of the analyses can be reasonably relied upon.

14.0 DATA VERIFICATION

The Project is at an early stage of exploration and no data exists other than the old unverified analyses and the observations and samples taken during the AUTHOR’s field visit.

Samples taken at the time of the site visit were handled under industry standard verification procedures by Inspectorate Labs, an ISO certified lab.  This is considered sufficient verification for this level of project.

15.0 ADJACENT PROPERTIES

No properties of significance are adjacent to the Dayton Project.  Nearby deposits worthy of note include the Comstock, Talapoosa, Como and Hercules deposits. All are similar in geology and mineralization. They consist of steeply dipping auriferous and/or argentiferous veins in variously altered and silicified volcanic country rocks.   Structural orientations are varied and reflect local adjustments to regional extensional tectonics. Mineralization consists dominantly of electrum (associated with pyrite) and tetrahedrite.    Alteration, including argillization, propilytization and leaching is quite variable ranging from slight at Hercules to moderate at Como (Shaddrick, unpublished data).

16.0 MINERAL PROCESSING AND METALLURGICAL TESTING

Not applicable.

17.0 MINERAL RESOURCE AND MINERAL RESERVES ESTIMATE

No resources have yet been identified on the PROPERTY.

GOLD RIDGE RESOURCES, INC.	Dayton Project Lyon County, Nevada

18.0 OTHER RELEVANT DATA AND INFORMATION

There are no additional data or information known to the AUTHOR as of the date of this report.

19.0 INTERPRETATION AND CONCLUSIONS

19.1 INTERPRETATION

The preliminary geologic evaluation, reported here, indicates that the PROPERTY covers a hitherto unknown mineral system with potential to be of significant size.  The exposed alteration and mineralization combined with the analytical data are interpreted to reflect an epithermal gold and silver bearing system controlled by northerly trending high angle faults and fracture zones.

Ore bodies, if found, can be expected to be lens shaped and, depending on setting, amenable to either underground or open pit exploitation. The only economic mineralization to be expected would be gold and or silver.   Base metals do occur but generally only in geochemically anomalous amounts. Metallurgical characteristics can also be expected to be similar to those of the ores historically mined from the District.  They are likely to be amenable to standard crush- grind-cyanide leach technology but may require a pre-oxidation stage.  Heap leach technology remains a possibility.

19.2 CONCLUSIONS

The geologic setting exposed on the PROPERTY is permissive for epithermal gold/silver deposits similar to those mined in the past at the nearby Comstock, Talapoosa, Hercules and Como mines.   Reconnaissance geologic observations and sampling clearly indicate that the PROPERTY warrants further work.

20.0 RECOMMENDATIONS

20.1 GENERAL

A two phase exploration program is recommended.   Phase One should consist of a comprehensive geological mapping and sampling program to form the basis for a proper project database.   This work can be expected to generate several important drill targets for initial testing. Phase Two should consist of detailed geochemical and geophysical surveys, trenching and drilling.

20.2 PHASE ONE

The details of the recommended Phase One program are presented in Table 4. This work totals $14,500 and should take approximately 2 months to complete (including time for assay returns and report writing).

GOLD RIDGE RESOURCES, INC.	Dayton Project Lyon County, Nevada

Table 4. Phase One Budget: Dayton Project
MAPPING
geologist	5	days	$700	/day	$3,500
Assistant/Sampler	5	days	$200	/day	$1,000
Expenses (both)	5	days	$150	/day	$750
Rock Chip Samples	40	samples	$22	/sample	$880
Grid Establishment
200' EW X 300' NS	1	Day	$1,000	/day	$1,000
Soil Sampling: 10 lines, 6 samples/line
Collection	60	Samples	$10	/sample	$600
Analyses	61	Samples	$22	/sample	$1,342
REPORT	5	days	$720	/day	$3,600
				Subtotal	$12,672
				Contingency (15%)	$1,901
				TOTAL	$14,573
				USE	$14,500

Mapping should be at a scale appropriate to the detail being investigated.   A map scale of 1”=100’ is recommended.  Rock Chip samples should be large (5 to 10 pounds each) and carefully taken.  Supervision of sampling is required.  Samples should be analyzed for gold and silver using a one assay ton charge for fire assay with an AA finish providing accuracy and precision to the 5 ppb range.  A standard ICP geochemical package is recommended for trace element analyses.

20.3 PHASE TWO

Phase Two, if warranted, should consist of focused geochemical and geophysical surveys, trenching and a report detailing the results of the work and recommendations for further work, if warranted.  Details of the program will be contingent on the results of Phase One but can be expected to include:

1.  Geological Supervision
2.  Focused geophysical/geochemical Surveys
3.  Trenching and mapping/sampling
4.  Report detailing the results of the work with recommendations and budget for further work, including drilling, if warranted.

Total cost of Phase Two should be in the range of $400,000.

The results of the Phase Two program, if positive, can be expected to define a number of high quality drill targets.

GOLD RIDGE RESOURCES, INC.	Dayton Project Lyon County, Nevada

21.0 REFERENCES

Moore, James G. and Archbold, N.L., 1969, Geology and Mineral Deposits of Lyon, Douglas, and Ormsby Counties, Nevada, Nevada Bureau of Mines and Geology Bull. 75, 45 pgs.

Moore, James G., 1969, Geologic Map of Lyon, Douglas, and Ormsby Counties, Nevada, in: Moore, James G. and Archbold, N.L., 1969, Geology and Mineral Deposits of Lyon, Douglas, and Ormsby Counties, Nevada, Nevada Bureau of Mines and Geology Bull. 75, 45 pgs.

Oldow, John S., 2003, Late Cenozoic Displacement Partitioning in the Northwestern Great Basin, in: Brown, H. Gassaway, ed. Regional Geology & Gold Deposits of the Silver Peak Area, Mineralization Hosted by Metamorphic Core Complexes, Geological Society of Nevada Special Publication 38, p. 113-152.

Tingley, Joseph V., 1998, Mining Districts of Nevada, Nevada Bureau of Mines and Geology, Report 47, Second Edition, 329 p. with one Plate.

GOLD RIDGE RESOURCES, INC.	Dayton Project Lyon County, Nevada

22.0 DATE AND SIGNATURE PAGE

Technical Report on the

Dayton Property
Lyon County, Nevada, USA

David R. Shaddrick, M.Sc., CPG, P.Geo. (BC)
Shaddrick and Associates
3405 Bowie Road
Reno, NV 89503  USA

Signed in Reno, Nevada, this 29th day of October, 2010:

“David R. Shaddrick”	“Sealed”

David R. Shaddrick
Signed	Seal

GOLD RIDGE RESOURCES, INC.	Dayton Project Lyon County, Nevada

23.0 CERTIFICATE OF AUTHOR

To accompany the report entitled “Technical Report on the Dayton Property, Lyon County, Nevada” dated October 20, 2010, for Gold Ridge Resources, Inc.

I, David R. Shaddrick, do hereby certify that:

1.	I reside at 3405 Bowie Road, Reno, Nevada 89503.
2.	I am a graduate of the University of Minnesota, Institute of Technology with a B.Sc. degree in Geology (1970) and the South Dakota School of Mines and Technology with a M.Sc. degree in Geology (1971).
3.
I am a member of the American Institute of Professional Geologists (AIPG) and have been certified as a Professional Geologist by that organization (CPG #10677). I am licensed to practice geology by the State of Washington, USA (LG #1073). I am a member of the Association of Professional Engineers and Geoscientists of British Columbia (APEGBC) and I am licensed to practice geology in that province (P.Geo. #129789). I have practiced my profession, as a mining and exploration geologist, continuously since 1971.

4.
This Report is based on my personal review of the PROPERTY, information provided by the COMPANY and on discussions with the COMPANY’s representatives. My relevant experience for the purpose of the Technical Report is: Mining and exploration geologist and manager, U.S., Canada and Mexico, with Homestake Mining Company (12 years) and Atlas Corporation (4 years); and international mining and exploration consultant (23 years). I have worked extensively in Lyon County, Nevada over the past 27 years.

5.	I visited the PROPERTY on July 11, 2010.
6.	I am the person responsible for the content of the Technical Report.
7.
As of the date of the certificate, to the best of my knowledge, information and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

8.	I am independent of the COMPANY,
9.	I consent to the inclusion of the Technical Report in all public filings, press releases and websites.

“David R. Shaddrick”
“Signed”	“Sealed”

David R. Shaddrick, M.Sc., CPG, P.Geo. (BC)	Seal
October 29, 2010

GOLD RIDGE RESOURCES, INC.	Dayton Project Lyon County, Nevada

APPENDIX I

DAYTON PROJECT

CLAIM LIST

Claim Name	Serial Number	Claimant(s)/Owner	Loc Date	Expiry Date
D‐1	NMC1027690	Robert S. Friberg	9/26/2010	9/1/2013
D‐2	NMC1027691	Robert S. Friberg	9/26/2010	9/1/2013
D‐3	NMC1027692	Robert S. Friberg	9/26/2010	9/1/2013
D‐4	NMC1027693	Robert S. Friberg	9/26/2010	9/1/2013

GOLD RIDGE RESOURCES, INC.	Dayton Project Lyon County, Nevada

APPENDIX II

Analysis Certificate
Inspectorate America Corp.

DESCRIPTION OF BUSINESS

The Company

We were incorporated on July 15, 2010 in the state of Nevada. We have no subsidiaries.  The Company has not been the subject of any bankruptcy, receivership or similar proceedings or any reclassification, merger or consolidation proceedings.  We are engaged in the business of acquisition and exploration of mineral properties. The Company has leased a group of claims called the Dayton Claims covering approximately 80 acres located in Lyon County Nevada (the “Dayton Claims”).  This property consists of four claims held by Robert S. Friberg (the “Lessor”) and is located about 50 miles southeast of Reno, NV and 5.5 miles east of the town of Dayton. We refer to this group of claims as the “Property” or the “Claims” or the “Dayton Claims” throughout this Prospectus.  We leased the claims for a period of thirty years, renewable for additional periods, by granting Mr. Friberg a 2% NSR royalty on all production from the property and payment of advanced minimum royalties of $5,000 on signing, and on December 31, 2012 then $ 7,500 on December 31, 2012, $10,000on December 31, 2013 and each December 31 thereafter. We are presently in the exploration stage at the Property.

 We have not generated revenue from mining operations.

Our independent auditor has issued an audit opinion which includes a statement expressing substantial doubt as to our ability to continue as a going concern.  In August 2010, we engaged David Shaddrick M.Sc.,CPG, P.Geo (BC)., an independent professional mining geologist, to assess the Property for mineral occurrences.  To date, we have incurred expenses of $7,663 for the report.  The source of information contained in this discussion is our technical report that has been included as Exhibit 99.1 in our Form S-1 registration statement.

Our principal offices are located at 7582 Las Vegas Blvd. S, Suite 552, Las Vegas, NV 89123. Our telephone number is (702) 418-0055.

Mineral property exploration is typically conducted in phases. We have not yet commenced the initial phase of exploration on the Property; however, our consulting geologist recommends the exploration work based on the results from the most recent phase of technical and area review. Once we have completed each phase of exploration and analyzed the results, we will make a decision as to whether we will proceed with each successive phase. Our President will make this decision based upon the recommendations of David Shaddrick. Our goal in exploration of the Property is to ascertain whether it possesses economic quantities of mineralization. We cannot assure you that any economical mineral deposits exist on the Property until appropriate exploration work is completed. Even if we complete our proposed exploration program on the Property and we are successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit.

The Mineral Claims

The Claims are described as the Dayton Claims and are recorded Lyon County, NV in the name of Robert Friberg. The following are the serial numbers of the recorded claims. The Company has a lease agreement with Mr. Friberg which is described in detail herein.

D-1	-	NMC1027690
D-2	-	NMC1027691
D-3	-	NMC1027692
D-4	-	NMC1027693

The Claims are in good standing to September 11, 2013

Financial Details of Lease agreement on Claims

Unless and until this Agreement is sooner terminated, Lessee shall pay Lessor Annual Advance Royalty payments in accordance with the following schedule:

Advance Royalty Payment	Payable

$ 5,000	within 90 days of Execution
$ 5,000	on or before 6/30/13
$ 7,500	on or before 6/30/14
$ 10,000	on or before 6/30/15
$ 10,000	on or before 6/30 thereafter

All Advance Royalty payments payable to Lessor pursuant to this paragraph shall be credited and recoverable from Production Royalty payments payable by Lessee to Lessor. Said right of recovery shall apply to the first such Production Royalty payments accruing and shall continue thereafter until Lessee has recovered the full amount of previously paid Advance Royalty payments. All Advance Royalty payments accruing subsequent to the first Production Royalty payment shall be recovered and deducted in a like manner from Production Royalty payments thereafter accruing.

Lessee shall pay to Lessor a Production Royalty of

2.00 % NSR

Payments will be made quarterly, no later than 20 business days following the end of each calendar quarter. Quarterly royalty payments will be provisional and subject to adjustment at the end of Lessee's accounting year. If no written objection is made by Lessor to the correctness of a royalty payment or its accompanying statement within two years from the date of such payment, such statement shall be conclusively deemed to be correct and such royalty payment sufficient and complete, and no exception or claim for adjustment shall thereafter be permitted.

The term "NSR" as used herein shall mean the dollar amount actually received by Lessee from the sale of minerals from the Property less costs of shipping, insurance and transportation. All payments and royalties payable hereunder may be made by Lessee’s check, and delivery thereof shall be deemed completed on the mailing thereof to Lessor.

Employees and Employment Agreements

At present, we have no employees and no employment agreements.  Our President and Secretary  provide services on a consultant basis without compensation. We anticipate that we will be conducting most of our business through agreement with consultants and third parties.

Reports to Stockholders

We will make our financial information available to stockholders and any interested parties or investors through compliance with the disclosure rules of Regulation S-K applicable to a smaller reporting company. We will become subject to certain disclosure filing requirements once our S-1 registration statement becomes effective and will be required to file periodic reports.  We intend at some time in the future to register our common stock under the Exchange Act which would expand and extend our reporting requirements.  The timing of the filing of the registration of our common stock under the Exchange Act has not yet been determined.  The public may read and copy any materials that we file with the SEC, at the SEC's Public Reference Room at 100 F Street NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Property Description and Location

The Property consists of four (4) contiguous lode mining claims totaling approximately 80 acres in Lyon County, Nevada. The claims are within Township 16 North, range 23 East, Mount Diablo Base and Meridian.

The Property is centered at Latitude 390 , 15’44” North, Longitude 1190  29’ 45” West in Lyon County, Nevada, USA. It is approximately 50 miles southeast of Reno, Nevada and 5.5 miles East of the town of Dayton. The claims are located at the northern edge of the Como Mining District (Tingly 1998).

Competitive Factors

The mining industry is fragmented, and there are many mineral prospectors and producers, small and large. We do not compete with anyone with respect to the Claim. That is because there is no competition for the exploration or removal of minerals from the Property. We will either find gold or other minerals on the Property or not. If we do not, we will cease or suspend operations. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold and mineral mining market. Readily available gold and mineral markets exist in, the United States and around the world for the sale of gold and other minerals in which we would attempt to sell any gold or minerals that we are able to recover.

Location Challenges

We do not expect any major challenges in accessing the Property during the initial exploration stages.

Environmental Factors

We will also have to sustain the cost of reclamation and environmental remediation for all work undertaken which causes sufficient surface disturbance to necessitate reclamation work. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to a natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused, i.e. refilling trenches after sampling or cleaning up fuel spills. Our initial programs do not require any reclamation or remediation other than minor clean up and removal of supplies because of minimal disturbance to the ground. The amount of these costs is not known at this time as we do not know the extent of the exploration program we will undertake, beyond completion of the recommended phases described above. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially economic deposit is discovered.

DESCRIPTION OF PROPERTY

We do not hold ownership or leasehold interest in any property other than the Claims.  To date, our president, David Mough, has provided us with office space and related office services free of charge.  There is no obligation for or guarantee that this arrangement will continue in the future.

SUBSIDIARIES

We do not have any subsidiaries.

PATENTS AND TRADEMARKS

We do not own, either legally or beneficially, any patents or trademarks.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

There is presently no public market for our common stock and there has never been a market for our common stock. We anticipate applying for quotation of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we cannot assure you that our shares will be quoted on the OTC Bulletin Board or, if quoted, that a public market will materialize.

Obtaining a market maker to sponsor a company's securities is required to obtain a quotation of the securities on the OTC Bulletin Board. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our common stock. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for quotation on the OTC Bulletin Board.

We intend to apply for quotation of the securities on the OTC Bulletin Board, but there can be no assurance that we will be able to obtain this listing. The OTC Bulletin Board securities are not quoted and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Bulletin Board stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

SHARES AVAILABLE FOR FUTURE SALE

Upon completion of this Offering, based on our outstanding shares as of the date of this Prospectus, we will have outstanding an aggregate of 18,000,000 shares of our common stock, assuming the sale of the maximum number of Shares offered hereunder. Of these shares, upon effectiveness of the registration statement of which this prospectus forms a part, the 10,000,000 Shares covered hereby will be freely transferable without restriction or further registration under the Securities Act.

The remaining 8,000,000 restricted shares of common stock then outstanding are owned by our President and director, known as our “affiliate,” and may not be resold in the public market except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 under the Securities Act, if available, or otherwise.

The outstanding shares of our common stock not included in this prospectus will be available for sale in the public market as follows:

Public Float

Of our outstanding shares, 8,000,000 shares are beneficially owned by executive officers, directors and affiliates.

Rule 144

In general, under Rule 144, as currently in effect, a person, other than an affiliate, who has beneficially owned securities for at least six months, including the holding period of prior owners is entitled to sell his or her shares without any volume limitations; an affiliate, however, can sell such number of shares within any three-month period as does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, or

•	the average weekly trading volume of common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

 Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about an issuer.  In order to effect a Rule 144 sale of common stock, the transfer agent requires an opinion from legal counsel.  Further, the six month holding period is applicable only to issuers who have been subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 for at least 90 days.

As of the date of this Prospectus, no shares of our common stock are available for sale under Rule 144.

Restrictions on the Use of Rule 144 by Former Shell Companies

Rule 144 is not available for the resale of securities issued by any issuer that is or has been at any time previously a shell company unless the following conditions have been met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company

Holders of Our Common Stock

As of the date of this Prospectus, we have one stockholder of record.

Stock Options and Warrants

To date, we have not granted any stock options, warrants or any other securities convertible into shares of our common stock, and we have no shares reserved for issuance under any stock option plan.

Dividends

There are no restrictions in our Articles of Incorporation or By-Laws that prevent us from declaring dividends.  Our By-Laws permit the Board of Directors to establish various reserves before the payment of any dividend.  The Nevada Revised Statutes provide that a corporation may pay dividends out of its surplus or, if none, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.  Declaration and payment of dividends is prohibited during any period in which the capital of the corporation is less than the amount represented by issued and outstanding stock of all classes having a preference upon the distribution of assets. We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On June 14, 2012, we issued an aggregate of 8,000,000 shares of our common stock to our founder, officer and director for aggregate consideration of $8,000.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him.

The following table provides information regarding the beneficial ownership of our common stock as of the date of this Prospectus by:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our executive officers and directors; and

•	all of our officers and directors as a group

Except as otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name, Address and Title	Title of Class	Amount and Nature of Beneficial Ownership	Percentage of Class (1)
David Mough Box 1937, Nevada City, CA 95959 President and Director	Common	8,000,000	100.0%
All officers & directors as a group consisting of two persons.	Common	8,000,000	100.0%

(1)	The percentage of class is based on 8,000,000 shares of common stock issued and outstanding as of the date of this Prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussions of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily occur.  This discussion includes forward-looking statements that involve risks and uncertainties.  As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this Prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Selected Financial Data

The Company was organized on July 15, 2010.  Our total current assets as of June 30 were $484 our current liabilities were $1,438, and our total stockholders’ deficit was $954.  As of June 30, 2012, the Company held cash and cash equivalents in the amount of $484.  From inception through June 30, 2012 we incurred a net loss of $8,954.   The recoverability of costs incurred for acquisition and exploration of the Property is dependent upon the Company’s discovery of economically recoverable reserves and the Company’s ability to obtain financing sufficient to satisfy the expenditure requirements and to complete development of the Property and pursue production and sales thereof.

The notes to the Company’s financial statements express substantial doubt about the Company’s ability to continue as a going concern because of the Company’s accumulated deficit since inception of $8,954 and the further losses which are anticipated in the development of its business.  The Company’s ability to continue as a going concern is dependent upon the Company’s generation of profits in the future and/or the ability to obtain financing necessary to meet its obligations.

Overview

We are engaged in the business of acquisition and exploration of mineral properties. The Company has leased a group of claims called the Dayton Claims covering approximately 80 acres located in Lyon County Nevada (the “Dayton Claims”).  This property consists of four claims held by Robert S. Friberg (the “Lessor”) and is located about 50 miles southeast of Reno, NV and 5.5 miles east of the town of Dayton. We refer to this group of claims as the “Property” or the “Claims” or the “Dayton Claims” throughout this Prospectus.  We leased the claims for a period of thirty years, renewable for additional periods, by granting Mr. Friberg a 2% NSR royalty on all production from the property and payment of advanced minimum royalties of $5,000 on signing, and on December 31, 2012 then $ 7,500 on December 31, 2012, $10,000 on December 31, 2013 and each December 31 thereafter. We are presently in the exploration stage at the Property.  We have not generated revenue from mining operations

Plan of Operation

We are an exploration stage company. We have not yet started operations or generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the Property. Our only other sources for cash at this time are loans from related parties and additional sales of common stock. Our success or failure will be determined by what additional financing we obtain and what we find under the ground.

If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a private placement, public offering or through loans. Our sole officer and director has made an unenforceable verbal commitment to loan money to us in an amount not to exceed $10,000. At the present time, we have not made any arrangements to raise additional cash. If we need additional cash and can't raise it, we will either have to suspend activities until we do raise the cash, or cease activities entirely. Other than as described in this paragraph, we have no financing plans.

Even if we complete our current exploration program and it is successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit, a reserve.

We will be conducting research in the form of exploration of the Property. Our exploration program is explained in as much detail as possible in the business section of this Prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months.

  We will not buy any equipment until have located a reserve and have determined it is economical to extract the minerals from the land.  If we find mineralized materials in the Property, we intend to try to develop the reserves ourselves.

We do not intend to hire employees at this time. All of the work on the Property will be conducted by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Mineral property exploration is typically conducted in phases.  Based on our consultant’s studies, Mr. Simmons recommends a two-phase program of exploration on the Property.

The first phase of exploration estimated to cost $14,500 and would include geological mapping, rock chip sampling, grid establishment and soil sampling.

After the completion of the first phase of the exploration program, we will review the results and conclusions and evaluate the advisability of additional exploration work on the Property.

Phase Two, if warranted, should consist of focused geochemical and geophysical surveys, trenching, mapping sampling and a report detailing the results of the work and recommendations for further work, if warranted. Total cost of Phase Two should be in the range of $400,000.

If we are unable to complete any phase of exploration because we don’t have enough money, we will cease activities until we raise more money. If we can’t or don’t raise more money, we will cease activities. If we cease activities, we have no plans for any other business activity.

Limited Operating History; Need for Additional Capital

We have not yet commenced the initial phase of exploration on the Property. We would need additional financing to cover exploration costs, although we currently do not have any specific financing arranged.   Further exploration would be subject to financing.  Management expects to finance operating costs over the next twelve months with existing cash on hand, loans and/or the proceeds from a securities offering.

Liquidity and Capital Resources

We are attempting to raise money from this Offering to generate cash to begin exploration of the Property.  As of June 30, 2012, our total assets were $484, and our total liabilities were $1,438.  From inception on July 15, 2010 through June 30, 2012, we incurred a total net loss of $8,954.  As of June 30, 2012, we held cash and cash equivalents of $484.

The Company has no firm cash commitments for capital expenditures and is expending no capital pending completion of this Offering.  The Company expects that the proceeds from this Offering together with cash on hand will be sufficient to support its business plan for twelve months.  Initially, the Company’s sole focus will be the exploration of the Property.

Since inception, we have raised $8,000 through the sale of our common stock and have incurred expenses of $8,954. The Company’s projected financial requirements for the next 12 months are $47,000. We plan to finance the cost of Phase One of the exploration program and administration costs from cash on hand, from this Offering and from advances from our President and director, if required and he is willing, and/or securities offerings. Our President and director has made an unenforceable verbal commitment to loan or advance capital to us up to a maximum of $10,000.

We will require additional funding in order to proceed with any additional recommended exploration program following the completion of Phase One.

If commercially viable metal or mineral reserves are found on the Property, the Company intends to mine the reserves.  The funds generated from this Offering will not exceed exploration costs for phase one.  If mineral reserves are found of the Property, the Company will require additional funds to develop such mineral reserves.

If the Company successfully mines any minerals or metals discovered on the Property, it will explore sales opportunities for such products.  The proceeds from this Offering will be insufficient to develop such sales opportunities.  Should the Company successfully mine any minerals or metals on the Property, it will require additional funds to develop sales opportunities.

The Company is in its exploration stage and has not begun operations. As such, the Company has no historical periods with which to compare anticipated capital requirements in the future.  The Company will use the proceeds from this Offering to support its capital requirements. To the best of the Company’s knowledge, it is not aware of any event or future trend which would cause the Company’s anticipated immediate capital requirements with respect to phase one exploration to exceed the proceeds of the Offering and cash on hand.

Results of Operations

We did not earn any revenues from our incorporation on July 15, 2010 to June 30, 2012. We are in the exploration stage of our business and can provide no assurance that we will discover economic mineralization on our mineral property.

For the year ended June 30, 2012, we incurred operating expenses in the amount of $8,413 which comprised of general and administrative expenses, relating to filing fees and professional fees.

We incurred total operating expenses in the amount of $8,954 for the period from our inception on July 15, 2010 to June 30, 2012. These operating expenses were comprised of filing fees and professional fees.

Important Assumptions

Mineral exploration and development involve a high degree of risk and few properties that are explored are ultimately developed into producing mines. At this stage without having conducted the initial exploration phase, we are unable to determine whether future mineral exploration and development activities will result in any discoveries of proven or probable reserves.  Even if we discover commercial quantities of mineralization, the mineral Property may never be brought into commercial production.  Our development of mineral properties will occur only upon obtaining sufficient funding and satisfactory exploration results.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Changes In and Disagreements with Accountants

None.

LEGAL MATTERS

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our director, officer or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest. Our address for service of process in Aspen Asset Management Services, LLC., 6623 Las Vegas Blvd., S, Suite 255, Las Vegas, NV 89119.

DIRECTORS AND OFFICERS

The directors of the Company hold office for annual terms and will remain in their positions until successors have been elected and qualified.  The officers are appointed by the board of directors of the Company and hold office until their death, resignation or removal from office.  The ages, positions held, and duration of terms of the directors and executive officers are as follows:

Our officers and directors and their age as of the date of this Prospectus is as follows:

Name	Age	Position
David Mough	52	President, Treasurer, Chief Executive Officer and Director
Maureen Flansburg	69	Secretary

The persons named above expect to hold their offices/positions until the next annual meeting of our stockholders.

Biographical Information

Set forth below is a brief description of the background and business experience of our President and director, Mr. David Mough:

Mr. David Mough has acted as our president, secretary, treasurer, chief executive officer and as a director since our incorporation on July 15, 2010.  He attended the Mackay School of Mines at the University of Nevada, Reno. Here he studied Mining Engineering for two years before transferring his efforts toward a degree in geology. He was caught in the 1980's gold exploration boom, working in the western U.S. for a variety of clients, eventually specializing in northern Nevada.   In the past five years, he has been engaged as a consultant for junior and major resource firms, including Bravo Gold, Rio Fortuna Exploration, Placer Dome, and Trend Resources, supervising drill programs and generating targets through classic mapping and sampling.  Additionally, he has worked as a prospector, leasing properties to the likes of Teck, FMC Gold, and Midway Gold.

Mr. Mough’s Geological background and training  and overall mining experience renders him uniquely qualified to serve as officer and director of this Company.

Set forth below is a brief description of the background and business experience of our Secretary and director, Maureen Flansburg:

Maureen Flansburg brings over twenty five years experience in business administration and financial management.

Her recent experience includes her current position as Business Manager for Las Vegas Shakespeare Company. (3 years), and as Project Manager/Bookkeeper for Las Vegas Field and Focus where she implemented and supervised a wide variety of market research projects and managed the company’s accounting and payroll.

Ms. Flansburg’s history of business administration and management qualify her to act as Secretary and Director of Gold Ridge Resources.

During the past ten years neither of our Officers/Directors above have been the subject of the following events:

     1. Any bankruptcy petition filed by or against any business of which Mr. Mough was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

     2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.

     3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Mr. Mough’s involvement in any type of business, securities or banking activities.

     4. Found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Term of Office

Our directors are appointed for one-year terms to hold office until the next annual meeting of our stockholders or until removed from office in accordance with our By-Laws. Our officers are appointed by our board of directors and hold office until removed by the board.

Board Composition

Our Bylaws provide that the Board of Directors shall consist of at least one but not more than nine members as fixed from time to time by action of the Board of Directors.  Each director serves for a term that expires until the next annual meeting of stockholders and until his successor shall have been elected and qualified, or until his earlier resignation, removal from office, or death.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors, nor do we have an audit committee “financial expert.” As such, our entire Board of Directors acts as our audit committee and handles matters related to compensation and nominations of directors.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our sole director, who is also our sole executive officer. Thus, there is an inherent conflict of interest.

Director Independence

As of the date of this Registration Statement filed on Form S-1, we have no independent directors.

Our determination of independence of directors is made using the definition of “independent director” defined under NASDAQ Marketplace Rule 5605(a)(2) and by the regulations of the Securities Exchange Act of 1934.  However, we are not at this time required to have our Board comprised of a majority of “independent directors” because we are not subject to the listing requirements of any national securities exchange or national securities association.

The Board shall undertake an annual review of the independence of all non-management Directors. To enable the Board to evaluate each non-management Director, in advance of the meeting at which the review occurs, each non-management Director shall provide the Board with full information regarding the Director’s business and other relationships with the Company, its affiliates and senior management.

Directors must inform the Board whenever there are any material changes in their circumstances or relationships that could affect their independence, including all business relationships between a Director and the Company, its affiliates, or members of senior management, whether or not such business relationships would be deemed not to be material under any of the categorical standards set forth above. Following the receipt of such information, the Board shall re-evaluate the Director's independence.

Stockholder Communications with the Board

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our Board of Directors. Nevertheless, every effort will be made to ensure that the views of stockholders are heard by the Board of Directors and that appropriate responses are provided to stockholders in a timely manner. During the upcoming year, our Board will continue to monitor whether it would be appropriate to adopt such a process.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us for the period from inception until the fiscal year ending June 30, 2010 for our sole officer and director. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non qualified Deferred Compen sation Earnings ($)	All Other Compensation ($)	Total ($)
David Mough President, Chief Executive Officer and Director	2010 2010	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil
Maureen Flansburg Secretary and Director	2010 2010	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil

Since our incorporation on July 15, 2010, we have not compensated and have no arrangements to compensate our officers and directors for their services to us as officers and directors. There are no employment agreements or consulting agreements with our current directors and officers.  There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.  We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors from time to time.  We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control.

Outstanding Equity Awards at 2012 Fiscal Year-End

We do not currently have a stock option plan nor any long-term incentive plans that provide compensation intended to serve as an incentive for performance. No individual grants of stock options or other equity incentive awards have been made to our officers and directors since our inception; accordingly, none were outstanding at June 30, 2012.

Compensation of Directors

The members of our board of directors are not compensated for their services as a director. The Board has not implemented a plan to award options to any directors. There are no contractual arrangements with our directors. We have no director's service contracts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions discussed below, none of the following parties has, since the date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	The Officers and Directors;

•	Any Person proposed as a nominee for election as a director;

•	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;

•	Any relative or spouse of any of the foregoing persons who have the same house as such person.

On June 14, 2012, we issued an aggregate of 8,000,000 shares of our common stock to our president and director, David Mough, for a purchase price of $0.001 per share or for aggregate consideration of $8,000. The shares were issued in reliance upon an exemption under Rule 506 of Regulation D promulgated under the Securities Act of 1933.The certificate issued to Mr. David Mough contains a restrictive legend with respect to the issuance of securities pursuant to exemptions from registration requirements and the restrictions upon transfer of the securities under the Securities Act.

Our President may be considered a promoter of the Company due to his participation in and management of the business since our incorporation.

CORPORATE GOVERNANCE

We are not subject to the corporate governance rules of any securities exchange or securities association, because our securities are not traded on any exchange.  We have no audit, nominating or compensation committees.  As a small business, we do not have the resources to engage additional individuals to perform these functions.  Our sole director performs these functions.   When seeking nominees to serve as director, our sole director will evaluate the candidacy of an individual based on his or her educational attainments, his or her relevant experience and professional stature.  Our sole director also performs the function of the audit committee by overseeing the quality and integrity of the financial reporting practices of the Company.

One individual currently serves as the principal executive officer and sole director of the Company.  The Company currently has no operations.  At this stage of its development, the Company does not, in the opinion of its sole officer and director, require the engagement of an additional director because any oversight functions are minimal at this time.  The Company will, in compliance with corporate governance standards, reassess the desirability of engaging an additional director to provide oversight functions if and when the Company has active operations.

ORGANIZATION WITHIN LAST FIVE YEARS

We were organized under the laws of the State of Nevada on July 15, 2010 to engage in the business of acquisition, exploration and development of natural resource properties.  At that time we appointed David Mough as sole director, President and Chief Executive Officer. Subsequently, Maureen Flansburg was appointed Secretary.  In connection with our organization, we have issued 8,000,000 shares of common stock to David Mough for proceeds of $8,000.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

The Nevada Revised Statutes require us to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding.  The Nevada Revised Statutes permit a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

  The Nevada Revised Statutes prohibit indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action.  Despite the foregoing limitations on indemnification, the Nevada General Corporation Law may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The Nevada Revised Statutes also provide that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

According to Article 9 of our Bylaws, we are authorized to indemnify our directors to the fullest extent authorized under Nevada law subject to certain specified limitations.

Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 (including exhibits) under the Securities Act with respect to the Shares to be sold in this Offering.  This Prospectus, which forms part of the Registration Statement, does not contain all the information set forth in the Registration Statement as some portions have been omitted in accordance with the rules and regulations of the SEC.  For further information with respect to our Company and the Shares offered in this Prospectus, reference is made to the Registration Statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof.  With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.   We are not currently subject to the informational requirements of the Exchange Act.  As a result of the offering of the Shares of our common stock, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, we will file quarterly and annual reports and other information with the SEC.  The Registration Statement, such reports and other information may be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N. E., Washington, D. C.  20549.  Copies of such materials, including copies of all or any portion of the Registration Statement, may be obtained from the Public Reference Room of the SEC at prescribed rates.  You may call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.  Such materials may also be accessed electronically by means of the SEC’s home page on the internet (http://www.sec.gov).

GOLD RIDGE RESOURCES, INC.

AUDIT REPORT OF INDEPENDENT ACCOUNTANTS
AND
FINANCIAL STATEMENTS

For the Year Ended June 30, 2012 and from
Inception on July 15, 2010 Through June 30, 2011

GOLD RIDGE RESOURCES, INC.

_______________________________________

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Gold Ridge Resources, Inc.
(An Exploration Stage Company)

We have audited the accompanying balance sheets of Gold Ridge Resources, Inc. as of June 30, 2012 and 2011 and the related statements of operations, stockholders’ deficit and cash flows for the year ended June 30, 2012 and for the period from inception on July 15, 2010 through July 31, 2011.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Gold Ridge Resources, Inc. as of June 30, 2012 and 2011 and the results of their operations and their cash flows for the year ended June 30, 2012 and for the period from inception on July 15, 2010 through June 30, 2011, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has not yet established an ongoing source of revenue sufficient to cover its operating costs which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC
Salt Lake City, UT
October 2, 2012

GOLD RIDGE RESOURCES, INC.
(An Exploration Stage Company)
Balance Sheets

ASSETS

	June 30,	June 30,
	2012	2011

CURRENT ASSETS

Cash	$484	$-

Total Current Assets	484	-

TOTAL ASSETS	$484	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

Accounts payable and accrued expenses	$-	$3,423
Related-party payables	1,438	-

Total Current Liabilities	1,438	3,423

STOCKHOLDERS' DEFICIT

Common stock, 100,000,000 shares authorized at
par value of $0.001, 8,000,000 and no shares
issued and outstanding, respectively	8,000	-
Stock subscriptions payable	-	4,990
Deficit accumulated during the exploration stage	(8,954)	(8,413)

Total Stockholders' Deficit	(954)	(3,423)

TOTAL LIABILITIES AND
STOCKHOLDERS' DEFICIT	$484	$-

The accompanying notes are an integral part of these financial statements.

GOLD RIDGE RESOURCES, INC.
(An Exploration Stage Company)
Statements of Operations

		From Inception	From Inception
	For the	on July 15,	on July 15,
	Year Ended	2010 through	2010 through
	June 30,	June 30,	June 30,
	2012	2011	2012

REVENUES	$-	$-	$-

OPERATING EXPENSES

Professional fees	-	7,663	7,663
General and administrative	541	750	1,291

Total Operating Expenses	541	8,413	8,954

LOSS FROM OPERATIONS	(541)	(8,413)	(8,954)

LOSS BEFORE INCOME TAXES	(541)	(8,413)	(8,954)

PROVISION FOR INCOME TAXES	-	-	-

NET LOSS	$(541)	$(8,413)	$(8,954)

BASIC AND DILUTED LOSS PER
COMMON SHARE	(0.00)	(0.00)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING -
BASIC AND DILUTED	371,585	-

The accompanying notes are an integral part of these financial statements.

GOLD RIDGE RESOURCES, INC.
(An Exploration Stage Company)
Statements of Stockholders' Deficit

				Deficit
				Accumulated	Total
			Stock	During the	Stockholders
	Common Stock		Subscriptions	Development	Stockholders'
	Shares	Amount	Payable	Stage	(Deficit)

Balance, July 15, 2010 (inception)	-	$-	$-	$-	$-

Stock subscription payable	-	-	4,990	-	4,990
issued for cash

Loss for the from inception
through June 30, 2011	-	-	-	(8,413)	(8,413)

Balance, June 30, 2011	-	-	4,990	(8,413)	(3,423)

Common stock issued for cash	8,000,000	8,000	(4,990)	-	3,010

Loss for the year ended	-	-	-	(541)	(541)
June 30, 2012

Balance, June 30, 2012	8,000,000	$8,000	$-	$(8,954)	$(954)

The accompanying notes are an integral part of these financial statements.

GOLD RIDGE RESOURCES, INC.
(An Exploration Stage Company)
Statements of Cash Flows

		From Inception	From Inception
	For the	on July 15,	on July 15,
	Year Ended	2010 through	2010 through
	June 30,	June 30,	June 30,
	2012	2011	2012

OPERATING ACTIVITIES

Net loss	$(541)	$(8,413)	$(8,954)
Adjustments to reconcile net loss to
net cash used by operating activities:
Operating expenses paid by shareholder	938	-	938
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	(3,423)	3,423	-

Net Cash Used in Operating Activities	(3,026)	(4,990)	(8,016)

INVESTING ACTIVITIES	-	-	-

FINANCING ACTIVITIES

Proceeds from related-party payables	500	-	500
Proceeds from stock subscriptions payable	-	4,990	4,990
Proceeds from common stock for cash	3,010	-	3,010

Net Cash Provided by Financing Activities	3,510	4,990	8,500

NET INCREASE IN CASH	484	-	484
CASH AT BEGINNING OF PERIOD	-	-	-

CASH AT END OF PERIOD	$484	$-	$484

CASH PAID FOR:
Interest	$-	$-	$-
Income Taxes	$-	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:

Common stock issued for	$4,990	$-	$4,990
stock subcriptions payable

The accompanying notes are an integral part of these financial statements.

GOLD RIDGE RESOURCES, INC.
(An Exploration Stage Company)
Notes to the Financial Statements
June 30, 2012 and 2011

NOTE 1 – NATURE OF BUSINESS

Gold Ridge Resources, Inc (the “Company”) was incorporated in the State of Nevada on July 15, 2010. The Company is an exploration stage enterprise on that is focused on acquiring and developing mineral properties.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern.  However, the Company has generated no revenues since inception and has an accumulated deficit of $8,954 at June 30, 2012.  The Company currently has limited liquidity and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital, primarily from its shareholders, to fund operating expenses. The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is June 30.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Mineral Acquisition and Exploration Costs

The Company has been in the exploration stage since its formation on July 15, 2010 and has not yet realized any revenue from its planned operations. It has been primarily engaged in the acquisition, exploration, and development of mining properties.  Mineral property acquisition and exploration costs are expensed as incurred.  When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized.  Such costs will be amortized using the units-of-production method over the estimated life of the probable reserves.

Per Share Data

In accordance with "ASC-260 - Earnings per Share", the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were  dilutive. At June 30, 2012, the Company had no stock equivalents that were anti-dilutive and excluded in the loss per share computation.

Exploration Stage Company

The Company is considered to be in the exploration stage, as defined under Accounting Codification Standard, Development Stage Entities ("ASC-915"). Since its formation, the Company has not yet realized any revenues from its planned operations.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents and related party payables it will likely incur in the near future.  The Company places its cash and cash equivalents with financial institutions of high credit worthiness.  At times, its cash and cash equivalents with a particular financial institution may exceed any applicable government insurance limits.  The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

Risks and Uncertainties

The Company operates in the resource exploration industry that is subject to significant risks and uncertainties, including financial, operational, technological, and other risks associated with operating a resource exploration business, including the potential risk of business failure.

Environmental Expenditures

The operations of the Company have been, and may in the future be, affected from time to time in varying degree by changes in environmental regulations, including those for future reclamation and site restoration costs.  Both the likelihood of new regulations and their overall effect upon the Company vary greatly and are not predictable.  The Company’s policy is to meet or, if possible, surpass standards set by relevant legislation by application of technically proven and economically feasible measures.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefits.  All of these types of expenditures incurred since inception have been charged against earnings due to the uncertainty of their future recoverability.  Estimated future reclamation and site restoration costs, when the ultimate liability is reasonably determinable, are charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries.

Financial Instruments

Pursuant to ASC 820, Fair Value Measurements and Disclosures, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, amounts receivable, accounts payable, accrued liabilities, notes payable, and amounts due to related parties.  Pursuant to ASC 820, the fair value of our cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The Company believes that the recorded values of all of our other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 4 – RELATED PARTY TRANSACTIONS

As of June 30, 2011, the Company had a balance of zero in related party payables.  During the fiscal year ended June 30, 2012, the Company received $500 in cash and had $938 in operating expenses paid on its behalf by related parties leaving a balance due to related parties of $1,438 as of June 30, 2012.

NOTE 5 - STOCKHOLDERS’ DEFICIT

The Company has authorized 100,000,000 common shares with a par value of $0.001 per share.  Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

As of June 30, 2011, the Company had received $4,990 in cash in exchange for stock subscriptions payable.  On June 14, 2012, the Company issued 8,000,000 shares of common stock to the founder of the Company in exchange for stock subscriptions receivable of $4,990 and $3,010 of cash.

NOTE 6 – INCOME TAXES

Income Taxes

The Company provides for income taxes using an asset and liability approach. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 15% to the net loss before provision for income taxes for the following reasons:

		From Inception
		on July 15, 2010
	Year Ended	through
	June 30,	June 30,
	2012	2011

Income tax expense (benefit) at statutory rate	$(184)	$(2,860)
Change in Valuation allowance	184	2,860
Income tax expense (benefit)	$-	$-
Net Deferred tax assets consist of the following components as of:
	June 30,	June 30,
	2012	2012

NOL Carryover	$3,044	$2,860
Valuation allowance	(3,044)	(2,860)
Net deferred tax asset	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of approximately $8,954 for federal income tax reporting purposes could be subject to annual limitations should a change in ownership occur. The net operating loss carry forwards begin to expire in 2032.

NOTE 7 – SUBSEQUENT EVENTS

In accordance with ASC 855, the Company evaluated subsequent events through the date these financial statements were issued. There were no material subsequent events that required recognition or additional disclosure in these financial statements.

Part II

Information Not Required in Prospectus

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth all estimated costs and expenses payable by the Company in connection with the Offering for the securities included in this registration statement:

Description	Total $	Paid $	Balance $
Securities and Exchange Commission registration fee	7	0	0
Transfer Agent Fees	1,000	0	1,000
Accounting fees and expenses	4000	3000	4,000
Legal fees and expenses	6,000	0	6,000
Edgar document conversion	2,000	0	3,000
Total	14,000	0	14,000

All amounts other than the Commission’s registration fee are estimates.

We are paying all expenses of the Offering listed above.

Item 14.    Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and the Bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation.  Our Articles of Incorporation do not specifically limit the directors’ immunity.  Excepted from that immunity are: (a) a willful failure to deal fairly with us or our stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our Bylaws provide that we will indemnify our directors to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by the board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law, or (d) is required to be made pursuant to our Bylaws.

Our Bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was our director or officer, or is or was serving at the request of us as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our Bylaws or otherwise.

Our Bylaws provide that no advance shall be made by us to our officers except by reason of the fact that such officer is or was our director in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the Board by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

  Item 15.    Recent Sales of Unregistered Securities

Set forth below is information regarding the issuance and sales of securities without registration since inception. No such sales involved the use of an underwriter; no advertising or public solicitation was involved; the securities bear a restrictive legend; and no commissions were paid in connection with the sale of any securities.

We have sold securities within the past three (3) years without registering the securities under the Securities Act of 1933 (the “Securities Act”) on one (1) occasion.

On June 14, 2012, the Company issued a total of 8,000,000 shares of common stock to Mr. David Mough for cash at $0.001 per share for a total of $8,000.

Exemption from Registration Claimed

We issued 8,000,000 shares of our common stock (the “Shares”) to Mr. David Mough (the “Purchaser”) at a price of $.001 per share for total proceeds to us of $8,000.  Such shares were sold to the Purchaser, an accredited investor, under the Regulation D exemption and were exempt from registration pursuant to Rule 506 of Regulation D promulgated by the SEC under the Securities Act of 1933.  Neither we nor any person acting on our behalf offered or sold such Shares by any form of general solicitation or general advertising.  The Shares sold are restricted securities and the certificates representing these Shares have been affixed with a standard restrictive legend, which states that the Shares cannot be sold without registration under the Securities Act or an exemption there from.  The Purchaser represented to us that he was purchasing the securities for his own account and not for the account of any other persons.  The Purchaser was provided with written disclosure that the Shares have not been registered under the Securities Act and therefore cannot be sold without registration under the Securities Act or an exemption there from.

Such Shares were issued in reliance upon the exemption contained in Section 4(2) of the Securities Act of 1933. Such Shares were issued to a promoter of the company and bear a restrictive legend.

Item 16.	Exhibits

Exhibit No.	Description
3.1	Articles of Incorporation - filed herewith
3.2	By-Laws –filed herewith
5.1	Opinion of Fredrick C. Bauman Esq.- filed herewith
23.2	Consent of Sadler Gibb & Associates, Certified Public Accountant, for use of their report –filed herewith
23.3	Consent of David Shaddrick, for use of his report – filed herewith

Item 17.	Undertakings

The undersigned registrant undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)        To include material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5.           For determining any liability under the Securities Act of 1933 to any purchaser:

(i)          we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.  For determining any liability under the Securities Act of 1933, we shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(ii)         we shall treat each prospectus filed by us pursuant to Rule 424(b)(3) as part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement.  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii)        we shall treat each prospectus filed pursuant to Rule 424 (b) as part of a registration statement relating to an offering, other than registration statement relying on Rule 430B or other than prospectuses filed in reliance on rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of  first use.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Reno, in Nevada, on November 6, 2012.

Gold Ridge Resources, Inc.

By:	/s/ David Mough
Mr. David Mough
President, CEO and Director

 Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

By:	/s/ Maureen Flansburg	BY:	/s/ David Mough

	Maureen Flansburg		David Mough
	Secretary, Treasurer and Director		President, Chief Executive Officer, Chief
	November 6, 2012		Financial Officer, Principal Accounting
Officer and Director
November 6, 2012